AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DEALER DOT COM, INC.,

DEALERTRACK TECHNOLOGIES, INC.,

DERBY MERGER CORP.,

WITH RESPECT TO Section 2.8, Section 2.9, Section 2.10, Article 5, SECTION 7.2(a), Section 7.9, Section 7.16, Section 9.3, Article 10, Article 11 and Article 12 ONLY,

THE SELLERS WHO ARE OR HEREAFTER BECOME PARTIES HERETO

AND

JASON CHAPNIK, AS THE SELLERS’ REPRESENTATIVE

DATED AS OF DECEMBER 19, 2013

ANNEXES

ANNEX I	-	Action by Written Consent

EXHIBITS

Exhibit A	-	Form of Joinder
Exhibit B	-	Example Statement of Closing Working Capital
Exhibit B-1	-	Other Debt-Like Items
Exhibit C	-	Form of Letter of Transmittal
Exhibit D	-	Form of Stockholders Agreement
Exhibit E	-	Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2013, is made by and among Dealer Dot Com, Inc., a Delaware corporation (the “Company”), Dealertrack Technologies, Inc., a Delaware corporation (“Parent”), Derby Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), with respect to Section 2.8, Section 2.9, Section 2.10, Article 5, Section 7.2(a), Section 7.9, Section 7.16, Section 9.3, Article 10, Article 11 and Article 12 only, the Sellers who are parties to this Agreement or who hereafter become parties to this Agreement by execution of a Joinder in the form attached hereto as Exhibit A (a “Joinder”) in accordance with the terms hereof, and Jason Chapnik, solely in its capacity as Sellers’ representative (the “Representative”). The Company, the Representative, the Sellers, Parent and Merger Sub may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and the DGCL, and the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that the Merger (as defined below) is fair to and in the best interest of their respective stockholders; and

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will obtain and deliver to Parent a true, correct and complete copy of an irrevocable written consent of stockholders in the form attached as Annex I hereto evidencing the approval and adoption of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, signed by stockholders of the Company constituting the Requisite Stockholder Approval.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“180th Day” has the meaning set forth in Section 10.5(a)(iii).

“401(k) Plan” has the meaning set forth in Section 7.7(a).

“Accounting Firm” has the meaning set forth in Section 2.10(b)(ii)(B).

“Accredited Optionholder” means a holder of Eligible Options with respect to which the representations and warranties in Section 5.3 are true and correct on the date of this Agreement and on the Closing Date.

“Accredited Stockholder” means a Stockholder with respect to which the representations and warranties in Section 5.3 are true and correct on the date of this Agreement and on the Closing Date.

“Actual TRT Earnout Payment” has the meaning set forth in Section 10.10.

“Adjustment Time” means 12:01 a.m. (New York time) on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreement” has the meaning set forth in Section 4.18.

“Aggregate Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Eligible Options had such Eligible Options been exercised in full, without regard to vesting or any other restriction upon exercise (and assuming concurrent payment in full of the exercise price of each such Eligible Option solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company and the Company Stock Option Plans.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Proposal” has the meaning set forth in Section 7.5.

“Ancillary Documents” means each agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, including the Escrow Agreement.

“Applicable Law” means any statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Appraisal Share” has the meaning set forth in Section 2.11(a).

“Appraisal Stockholder” has the meaning set forth in Section 2.11(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Business Day” means any day, other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Business Intellectual Property” means all Intellectual Property owned by or registered in the name of the Company and its Subsidiaries, including the Intellectual Property listed on Schedule 4.12(a), and the Intellectual Property licensed to the Company and its Subsidiaries under the IP Contracts or for which the Company has other valid rights to use.

“Cap” means $75,000,000.

“Capital Stock” means the Common Stock.

“Cash Consideration” means $620,000,000.

“Cash Merger Consideration” has the meaning set forth in Section 2.10(a).

“Cash Escrow Amount” means the amount of the Cap minus the amount of the Escrow Shares (valued at the Parent Market Price).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Chosen Courts” has the meaning set forth in Section 12.13.

“Claim” has the meaning set forth in Section 11.1(a)(iv).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of cash of the Company and its Subsidiaries as of the Adjustment Time.

“Closing Cash Payment” means an amount equal to the product of (a) the Outstanding Common Shares multiplied by (b) the Estimated Cash Price Per Share.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Election Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means aggregate amount of Indebtedness of the Company and its Subsidiaries as of the Adjustment Time.

“Closing Statement” has the meaning set forth in Section 2.10(b)(ii)(A).

“Closing Working Capital” means an amount equal to (i) the consolidated current assets of the Company and its Subsidiaries as of the Adjustment Time (excluding cash and cash equivalents, income tax receivables and deferred income taxes) minus (ii) the consolidated current liabilities of the Company and its Subsidiaries as of the Adjustment Time (excluding accrued bonuses (both current and prior year), income tax payables, current portion of long term debt, TRT earn-out accrual, accrued severance, state sales tax accrual, customer TCD deposits but including prior year accrued bonuses). A calculation of Closing Working Capital as of November 30, 2013, is included in Exhibit B hereto for illustrative purposes only (the “Example Spreadsheet”).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Common Per Share Cash Amount” means (a) (i) the Estimated Cash Merger Consideration minus (ii) the Option Settlement Payments divided by (b) (1) the Outstanding Common Shares plus (2) the number of Eligible Options held by Accredited Optionholders plus (3) the RSU Shares; provided that any portion of the Common Per Share Cash Amount that is not payable to the holders of Eligible Options who are Accredited Optionholders as a result of the exercise price applicable to such Eligible Options shall be reallocated to the holders of Outstanding Common Shares.

“Common Per Share Stock Amount” means (a) the Stock Consideration divided by (b) (1) the Outstanding Common Shares plus (2) the number of Eligible Options held by Accredited Optionholders plus (3) the RSU Shares; provided that any portion of the Stock Consideration that is not payable to the holders of Eligible Options who are Accredited Optionholders as a result of the exercise price applicable to such Eligible Options shall be reallocated to the holders of Outstanding Common Shares.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Board” shall mean the board of directors of the Company.

“Company Campaigns” has the meaning set forth in Section 4.12(m).

“Company Disclosure Schedules” has the meaning set forth in the preamble to Article 4.

“Company Material Adverse Effect” means (a) a material adverse effect upon the ability of the Sellers, the Company or the Representative to fulfill their respective obligations hereunder or to consummate the transactions contemplated by this Agreement and the Ancillary Documents or (b) any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, a material adverse effect upon the business, condition (financial or otherwise), liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of clause (b), any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless such matter has a disproportionate effect on the Company and its Subsidiaries relative to other businesses operating in the industry in which the Company and its Subsidiaries operate, in which case only the disproportionate portion of the adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred): (i) conditions affecting the United States economy generally, (ii) changes in the United States financial, banking or securities markets in general, (iii) any change that is generally applicable to the industry in which the Company and its Subsidiaries operate, (iv) changes in GAAP pursuant to which the Company and its Subsidiaries are required to change its prior accounting policies or practices, (v) changes in any Applicable Laws, (vi) earthquakes, hurricanes or other natural disasters occurring after the date of this Agreement or from the engagement by the United States in hostilities after the date of this Agreement, or resulting from the occurrence of any military or terrorist attack upon the United States after the date of this Agreement, (vii) the public announcement or pendency of the transactions contemplated by this Agreement, (viii) any changes relating to any failure to achieve projections or internal forecasts (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been a “Company Material Adverse Effect”) or (ix) any action taken by Sellers or Company and its Subsidiaries as required by this Agreement or to which Parent or Merger Sub has expressly consented to or requested in writing after the date of this Agreement.

“Company Options” has the meaning set forth in Section 2.9(a).

“Company Owned Web Site” has the meaning set forth in Section 4.12(j).

“Company Privacy Policy” has the meaning set forth in Section 4.12(j).

“Company Products” has the meaning set forth in Section 4.19(a).

“Company Registered IP” has the meaning set forth in Section 4.12(a).

“Company Related Parties” has the meaning set forth in Section 9.3(a).

“Company Representative” has the meaning set forth in Section 7.5.

“Company Stock Option Plans” means the Company’s 2012 Stock Incentive Plan, 2005 Stock Option Plan and 2001 Stock Option/Stock Issuance Plan.

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Subsidiaries in connection with its business, including any such information, observations and data concerning or consisting of (a) the business or affairs of the Company or its Subsidiaries (or its predecessors), (b) products or services, (c) fees, costs and pricing structures, (d) designs, specifications and models, (e) analyses, (f) drawings, photographs and reports, (g) Software, including operating systems, applications and program listings, (h) flow charts, manuals and documentation, (i) databases, (j) accounting and business methods, (k) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (l) customers and clients and customer or client lists, (m) production methods, processes, Technology and Trade Secrets and (n) all similar and related information in whatever form. Confidential Information will not include any such information that (i) is or becomes publicly available other than as a result of a disclosure by a Seller; (ii) is or becomes available to a Seller on a non-confidential basis from a source not known by such Seller to be prohibited from disclosing such information to such Seller; (iii) at the time of its disclosure, such information was already known to a Seller or was already in such Seller’s possession from a source not known by the Receiving Party to be prohibited from disclosing the information; or (iv) was or is independently developed by a Seller or its representatives or on its or their respective behaves without violating the terms of this Agreement.

“Confidentiality Agreement” means the mutual confidentiality agreement, dated as of July 28, 2011, by and between Dealertrack, Inc. and the Company.

“Consideration Fund” has the meaning set forth in Section 2.12(a)(i)(D).

“Contaminants” has the meaning set forth in Section 4.12(g).

“Continuing Employee” has the meaning set forth in Section 7.7(b).

“Contract” means any written contract, license, agreement, commitment, instrument or other obligation or arrangement to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound.

“Controlling Person” has the meaning set forth in Section 7.2(g)(ii).

“Copyleft License” means any license for Open Source Materials that requires, as a condition of use, modification, hosting or distribution of such Open Source Materials, that such Open Source Materials, or other Software incorporated into, derived from, or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works or (c) redistributable at no or nominal charge.

“Copyleft Materials” means any Open Source Materials subject to a Copyleft License.

“Copyrights” means all copyrights in and to works of authorship and all rights corresponding thereto throughout the world, whether for published or unpublished works of authorship, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, including all renewals and extensions thereof, and whether registered or unregistered, and registrations and applications for registration thereof.

“Covered Persons” has the meaning set forth in Section 7.14(a).

“Current Options” means each outstanding option to purchase Common Stock under the Company Stock Option Plans as of the date hereof.

“Current Parent Market Price” means the average of the volume-weighted average prices for the Parent Common Stock on NASDAQ, as reported on Bloomberg Page “TRAK US<equity>VWAP”, or, if not reported thereby, as reported by any other authoritative source, for each of the 20 consecutive complete trading days ending with the third complete trading day prior to the date of any release of Escrow Shares from the Escrow Account.

“Debt Commitment Letters” has the meaning set forth in Section 6.9.

“Debt Financing” has the meaning set forth in Section 6.9.

“Debt Financing Agreements” has the meaning set forth in Section 7.18.

“Debt Financing Sources” has the meaning set forth in Section 6.9.

“Debt Payoff Recipients” has the meaning set forth in Section 2.12(a)(i)(A).

“Deductible” has the meaning set forth in Section 10.5(a)(i).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disputed Line Items” has the meaning set forth in Section 2.10(b)(ii)(B).

“DOJ” refers to the Department of Justice.

“DOL” refers to the Department of Labor.

“Effective Time” has the meaning set forth in Section 2.3.

“Electronic Delivery” has the meaning set forth in Section 12.11.

“Eligible Option” means each Company Option, whether vested or unvested, that has not expired or been exercised in full prior to the Effective Time and which has an exercise price per share less than the value of the sum of the Common Per Share Cash Amount and Common Per Share Stock Amount.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, individual consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or its Subsidiaries as of the date of this Agreement, or with respect to which the Company or its Subsidiaries have or may in the future have any liability (contingent or otherwise).

“Environmental Laws” means all Applicable Laws concerning pollution or protection of the environment, natural resources or health and safety (with respect to exposures to Hazardous Materials), including CERCLA.

“Environmental Permits” has the meaning set forth in Section 4.11(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account with the Escrow Agent into which the Escrow Amount is deposited.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement between Parent, the Representative and the Escrow Agent, in substantially the form of Exhibit E attached hereto and on terms that are consistent with the terms of this Agreement and are mutually satisfactory to Parent and the Representative (it being understood that the Escrow Agreement will provide that the Cash Escrow Amount will be invested in an interest-bearing account, and all interest accrued on the Cash Escrow Amount will be added to, and become a part of, the Escrow Funds).

“Escrow Amount” means the Cash Escrow Amount plus the Escrow Shares contained in the Escrow Account.

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account (which, for purposes of clarity, shall include any interest accrued on any cash held in the Escrow Account).

“Escrow Share Participants” has the meaning set forth in Section 2.12(a)(i)(B).

“Escrow Shares” has the meaning set forth in Section 2.12(a)(ii)(B).

“Estimated Closing Statement” has the meaning set forth in Section 2.10(b)(i).

“Estimated Cash Merger Consideration” has the meaning set forth in Section 2.10(b)(i).

“Estimated Cash Price Per Share” means (a) (i) the Estimated Cash Merger Consideration minus (ii) the Escrow Amount minus (iii) the Option Settlement Payments; divided by (b) (1) the Outstanding Common Shares plus (2) the number of Eligible Options held by Accredited Optionholders plus (3) the RSU Shares; provided that any portion of the Estimated Cash Price Per Share that is not payable to the holders of Eligible Options who are Accredited Optionholders as a result of the exercise price applicable to such Eligible Options shall be reallocated to the holders of Outstanding Common Shares.

“Estimated Price Per Share” means (a) (i) the Estimated Cash Merger Consideration plus (ii) the Aggregate Exercise Price minus (iii) the Escrow Amount plus (iv) the product of the Stock Consideration and the Parent Market Price; divided by (b) the Fully Diluted Common Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Shares” has the meaning set forth in Section 2.8(c).

“Expense Fund” has the meaning set forth in Section 11.2.

“Final Cash Merger Consideration” has the meaning set forth in Section 2.10(b)(ii)(D).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“FTC” means the Federal Trade Commission.

“Fully Diluted Common Shares” means (a) all shares of the Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock held in the treasury of the Company, if any) plus (b) the aggregate number of Option Shares plus (c) the aggregate number of RSU Shares, as set forth in the Merger Consideration Allocation Schedule.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles.

“Governing Document” means any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of an entity, and shall be deemed to include any stockholders’, equity holders’, registration or investor rights, voting and similar agreements regarding the rights or obligations of the equityholders of such entity.

“Governmental Entity” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Tax authority or power of any nature, including any arbitral tribunal, or (d) “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and any other U.S. or foreign securities exchange, futures exchange, commodities exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Hazardous Material” means all materials, wastes or substances defined by, or regulated under, any Environmental Law as a “pollutant”, “contaminant”, “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic waste” or “toxic substance”, including any petroleum hydrocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, for any Person without duplication, (a) all indebtedness or other obligations of such Person (i) for borrowed money or (ii) evidenced by notes, bonds or similar instruments; (b) obligations of such Person for the deferred purchase price of property or services, conditional sale obligations, title retention policies, earn-out payments or severance obligations (excluding trade accounts payable in the ordinary course of business); (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (d) all obligations owed pursuant to or in respect of any letter of credit or interest rate, currency swap or hedging agreement or transaction; (e) any of the foregoing obligations that is secured by a Lien (other than a Permitted Lien) on the property or assets of such Person; (f) all accrued and unpaid interest on, and applicable prepayment premiums, breakages costs, penalties or similar contractual charges arising as a result of the discharge at Closing of, any such foregoing obligations; (g) to the extent not included in the immediately preceding clauses (a) through (f), those items listed under the heading “Other Debt-Like Items” attached as Exhibit B-1 hereto and (h) any of the foregoing for which such Person is liable as an obligor, guarantor, surety or otherwise.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Intellectual Property” means, as they exist anywhere in the world, all (a) Copyrights, (b) Trademarks, (c) rights with respect to the protection of Trade Secrets, (d) Patents, (e) rights in Internet Assets, (f) rights in data and databases, (g) similar, corresponding or equivalent rights to any of the foregoing in Technology and (h) all rights to sue at law or in equity for any infringement, misappropriation or other impairment of any of the foregoing and the right to collect damages and proceeds therefrom.

“Internet Assets” means all domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

“IP Contracts” has the meaning set forth in Section 4.12(b).

“IRS” refers to the Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 4.12(m).

“Joinder” has the meaning set forth in the introductory paragraph to this Agreement.

“Knowledge” means, with respect to the Company, the current knowledge of any of the individuals (and, to the extent any such individuals deliberately avoided obtaining relevant knowledge, the knowledge that such individuals would have obtained in the normal and ordinary course of the performance of their duties) listed on Section 1.1(a) of the Company Disclosure Schedules.

“Latest Audited Balance Sheet” has the meaning set forth in Section 4.4(a)(i).

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a)(ii).

“Leased Real Property” has the meaning set forth in Section 4.17(b).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), mortgage, charge, claim, option, right of first refusal, right of first offer, attachment, easement, covenant or other right, restriction or encumbrance of any kind, including any collateral security arrangement, conditional or installment sales agreement or other restriction of any kind (other than those created under applicable securities laws). Notwithstanding the foregoing, non-exclusive licenses, options and similar rights granted with respect to Intellectual Property in the ordinary course of business will not be considered to be Liens.

“Losses” has the meaning set forth in Section 10.2(a).

“Lost Certificate Affidavit” has the meaning set forth in Section 3.2(b).

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement beginning on the first day on which (a) Parent shall have the Required Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (b) the conditions set forth in Section 8.1(b), Section 8.1(c) and Section 8.2(c) are satisfied and (c) (x) 30 calendar days shall have elapsed after the date that Parent and the Company shall have made their respective filings under the HSR Act (which 30 calendar day period shall be deemed satisfied if “early termination” shall have been granted by the DOJ or the FTC) or (y) if the DOJ or the FTC shall have issued or communicated a “second request” under the HSR Act or otherwise requested that Parent or the Company “pull and refile” their respective filings under the HSR Act, then the date on which the condition in Section 8.1(a) is satisfied; provided that such 20 Business Day period shall not commence before January 6, 2014. Notwithstanding the foregoing, the Marketing Period shall not commence, and shall be deemed not to have commenced, if (i) prior to the completion of the Marketing Period, the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information (in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by such auditors or another independent public accounting firm reasonably acceptable to Parent) or (ii) prior to the completion of the Marketing Period, the Company Board or any appropriate committee thereof concludes that a restatement of any historical financial statements of the Company is required under GAAP (in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended).

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.10(a).

“Merger Consideration Allocation Schedule” has the meaning set forth in Section 2.12(b).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Controlling Person” has the meaning set forth in Section 7.2(g)(ii).

“Non-Fundamental Representations” has the meaning set forth in Section 10.1.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Notice of Claim” means a written notice that specifies in reasonable detail the breach of covenant, representation or warranty set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach), or the indemnification provision of this Agreement, pursuant to which Losses are being claimed by an Indemnified Party and including (to the extent reasonably practicable) a reasonable summary of the amount or the method of computation of such Losses claimed.

“Notice of Disagreement” has the meaning set forth in Section 2.10(b)(ii)(B).

“Offering Documents” means prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Debt Financing.

“Option Holder” means a holder of an Eligible Option.

“Option Settlement Payment” has the meaning set forth in Section 2.9(a).

“Option Share” means a share of Common Stock issuable upon exercise of an Eligible Option in accordance with its terms.

“Open Source Materials” has the meaning set forth in Section 4.12(i).

“Option and RSU Surrender Forms” has the meaning set forth in Section 3.3.

“Order” means any order, judgment, decision, decree, writ, injunction or other ruling entered or issued by any Governmental Entity.

“Other Seller Payments” has the meaning set forth in Section 2.9(a).

“Outstanding Common Shares” means all shares of the Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock held in the treasury of the Company, if any), as set forth in the Merger Consideration Allocation Schedule.

“Owned Real Property” means all real property owned in fee by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Common Stock” means shares of common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedules” has the meaning set forth in the preamble to Article 6.

“Parent Financial Statements” has the meaning set forth in Section 6.5(c).

“Parent Market Price” means the average of the volume-weighted average prices for the Parent Common Stock on NASDAQ, as reported on Bloomberg Page “TRAK US<equity>VWAP”, or, if not reported thereby, as reported by any other authoritative source, for each of the 20 consecutive complete trading days ending with the third complete trading day prior to the Closing Date.

“Parent Material Adverse Effect” means (a) a material adverse effect upon the ability of Parent to fulfill its obligations hereunder or to consummate the transactions contemplated by this Agreement and the Ancillary Documents or (b) any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, a material adverse effect upon the business, condition (financial or otherwise), liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that for purposes of clause (b), any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred (unless such matter has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other businesses operating in the industry in which Parent and its Subsidiaries operate, in which case only the disproportionate portion of the adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred): (i) conditions affecting the United States economy generally, (ii) changes in the United States financial, banking or securities markets in general, (iii) changes that are generally applicable to the industry in which Parent and its Subsidiaries operate, (iv) changes in GAAP pursuant to which Parent and its Subsidiaries are required to change its prior accounting policies or practices, (v) changes in any Applicable Laws, (vi) changes in the trading price or trading volume of Parent’s securities, in each case in and of itself, (vii) the public announcement of the transactions contemplated by this Agreement, (viii) earthquakes, hurricanes or other natural disasters occurring after the date of this Agreement or from the engagement by the United States in hostilities after the date of this Agreement, or resulting from the occurrence of any military or terrorist attack upon the United States after the date of this Agreement, (ix) any changes relating to any failure to achieve projections or internal forecasts (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been a “Parent Material Adverse Effect”) or (x) any action taken by Parent and its Subsidiaries as required by this Agreement or to which the Company has expressly consented to or requested in writing after the date of this Agreement).

“Parent Related Parties” has the meaning set forth in Section 9.3(a).

“Parent SEC Documents” has the meaning set forth in Section 6.5(a).

“Parent Termination Fee” has the meaning set forth in Section 9.3(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” means all patents and patent applications (including any foreign counterparts, provisionals, divisions, continuations, continuations-in-part, reissues, re-examinations or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted).

“Paying Agent” has the meaning set forth in Section 3.1.

“Permit” means any permits, licenses, approvals or certificates issued by any Governmental Entity.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith Proceedings and for which reserves have been established in accordance with GAAP on the balance sheet of the Company or its applicable Subsidiary, (b) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP on the balance sheet of the Company or its applicable Subsidiary and (c) Liens described on Schedule 1.1(b) of the Company Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any information that can be used to identify, contact or locate an individual or is deemed to be personal information under any Applicable Law.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the end of the Closing Date and any portion of any Straddle Period beginning after the end of the Closing Date (as determined pursuant to the provisions of Section 7.2(b)).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the end of the Closing Date and the portion of any Straddle Period that ends as of the end of the Closing Date (as determined pursuant to the provisions of Section 7.2(b)).

“Pro Rata Share” means, with respect to each Seller, a percentage obtained by dividing (a) the aggregate number of shares of Common Stock held by (together with the aggregate number of Option Shares and RSU Shares attributed to such Seller) such Person immediately prior to the Effective Time, by (b) the total number of Fully Diluted Common Shares outstanding immediately prior to the Effective Time.

“Proceeding” means any suit, litigation, arbitration, mediation, alternative dispute resolution procedure, claim, action, proceeding or hearing.

“Purchaser Indemnitee” has the meaning set forth in Section 10.2(a).

“Real Property Lease” has the meaning set forth in Section 4.17(b).

“Regulation D” has the meaning set forth in Section 7.4(c).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Release Date” has the meaning set forth in Section 10.1.

“Released Party” has the meaning set forth in Section 7.9.

“Releasing Party” has the meaning set forth in Section 7.9.

“Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Required Information” means all customary financial information of or relating to the Company and its Subsidiaries that is reasonably available to or readily obtainable by the Company that is required (i) to permit Parent and Merger Sub to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Merger and the other transactions contemplated hereby as if the Merger and the other transactions contemplated hereby had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and which shall include financial forecasts and estimates for the Company and (ii) under the Debt Commitment Letter, including financial statements prepared in accordance with GAAP, audit reports and other financial information and financial data regarding the Company and its Subsidiaries of the type and form, and for the periods, customarily included in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made.

“Requisite Stockholder Approval” has the meaning set forth in Section 4.3(b).

“Responsible Party” has the meaning set forth in Section 10.4(a).

“RSUs” means each restricted stock unit award with respect to shares of Common Stock granted under the Company Stock Option Plans and outstanding immediately prior to the Effective Time.

“RSU Holder” means a holder of RSUs.

“RSU Shares” means a share of Common Stock issuable upon settlement of a RSU in accordance with its terms.

“Schedules” means the Company Disclosure Schedules and the Parent Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” means, collectively, (i) each holder of shares of Capital Stock as of immediately prior to the Effective Time and (ii) each holder of an Eligible Option or RSU.

“Seller Expenses” means, without duplication, all of the fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of the Company and its Subsidiaries, the Sellers or the Representative (in each case to the extent paid or payable by the Company or its Subsidiaries) or for which the Company or its Subsidiaries is otherwise liable in connection with the transactions contemplated by this Agreement and the Ancillary Documents (whether incurred or to be paid prior to, at or after Closing), including (i) the fees and expenses of the Company or its Subsidiaries’, the Sellers’ or the Representative’s respective bankers, counsel, accountants, advisors, agents and representatives, including any Sponsor Fees and (ii) any success, change of control, special or other bonuses or similar amounts payable by the Company or its Subsidiaries to any employee, officer or director triggered primarily by the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (including, for the avoidance of doubt, all Transaction Payroll Taxes, but excluding Transfer Taxes).

“Seller Indemnitee” has the meaning set forth in Section 10.2(b).

“Share Issuance” has the meaning set forth in Section 6.10.

“Shortfall Amount” has the meaning set forth in Section 2.10(b)(ii)(D)(2).

“Software” means computer programs, applications and firmware, including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines, and subroutines, whether in source code, object code or other form, including manuals, specifications, and other documentation and materials relating thereto.

“Sponsor Fees” means any transaction, exit, success or other fee under any agreement (“Sponsor Agreement”) with any private equity investor in the Company.

“Stock Certificate” has the meaning set forth in Section 3.2(a).

“Stock Consideration” means 8,715,000 shares of Parent Common Stock.

“Stockholders” means the holders of shares of Capital Stock.

“Stockholders Agreement” means the Stockholders Agreement to be entered into by Parent and certain of the Stockholders at the Closing, substantially in the form of Exhibit D hereto.

“Straddle Period” has the meaning set forth in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” means $(4,000,000).

“Tax” means (a) any and all federal, state, local, foreign or other taxes, including without limitation, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, duty, fee, levy, imposts or other charge of any kind whatsoever imposed by a Governmental Entity, including any interest, additions, fines and penalties in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; and (b) any liability for amounts described in clause (a) as a result of (i) being a member of an affiliated, consolidated, combined, unitary, or similar group, (ii) as a transferee or successor or (iii) by Contract or otherwise.

“Tax Attribute” has the meaning set forth in Section 4.15.

“Tax Claim” has the meaning set forth in Section 7.2(g)(i).

“Tax Representation” has the meaning set forth in Section 10.1.

“Tax Return” has the meaning set forth in Section 4.15(a).

“Technology” means all Trade Secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, discoveries, developments, inventions, modifications, extensions, improvements, technology, Software, IT Systems and related hardware (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Trademarks” means all trademarks, service marks, logos, designs, trade names, brand names, and trade dress, including trademarks used in column headings, section names, department names and editorial feature titles, corporate names, and all registrations and applications for registration thereof, and all rights and goodwill associated therewith.

“Trade Secrets” means all proprietary and confidential information, data, knowledge, know-how and trade secrets that are not generally known or available to the public and from which value is derived as a result of not being generally known or available to the public, including any such confidential business information, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories.

“Transaction Payroll Tax” means the employer portion of any social security, Medicare, unemployment or other employment or payroll Tax or similar amount owed by the Company or any of its Subsidiaries as a result of the treatment of Company Options pursuant to Section 2.9 and any other payments of compensation for services paid in connection with the closing of the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.2(a)(vii).

“TRT Earnout Amount” means $10,500,000.

“TRT Earnout” means the earnout provided for in Article VIII of that certain Agreement and Plan of Merger, dated as of August 15, 2013, by and among the Company, Tango Acq. LLC, a Delaware limited liability company, Think Realtime, LLC, a Delaware limited liability company, U.S. Bank National Association, as escrow agent and as a party solely with respect to Article VII therein, and Ezra Doty, solely in his capacity as the representative of the members (and without giving effect to any amendment, modification or waiver of such agreement after the date hereof).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unaccredited Stockholder” has the meaning set forth in Section 2.8(e).

“WARN Act” has the meaning set forth in Section 4.13(d).

Article 2
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. When the term “Company” is used in this Agreement with respect to periods after the Effective Time, such term shall have the same meaning as the term “Surviving Corporation.”

Section 2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction (or waiver) of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article 8, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing), the Closing shall take place instead on the earlier to occur of (a) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three Business Days’ written notice to the Company and (b) the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article 8; and provided, further, that the Closing (i) shall not occur prior to January 6, 2014 and (ii) if elected in writing by Parent to the Company (the date of such election, the “Closing Election Date”), if after (1) January 6, 2014 and (2) the fifteenth day of a month, shall occur on the earliest date thereafter that is the first day of a month (provided that if Parent shall make such an election under this clause (ii) (A) determinations as to whether a breach of any representation or warranty of a Party have occurred (excluding any intentional breach thereof) and (B) in all instances, whether a “Company Material Adverse Effect” or “Parent Material Adverse Effect” shall have occurred as of the Closing Date, shall be assessed, in the case of each of (A) and (B), as of the Closing Election Date. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.3 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the parties hereto shall cause an agreement or certificate of merger in form and substance reasonably acceptable to Parent and the Company (in any such case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.4 Effect of the Merger. At and after the Effective Time, the Merger will have the effect set forth in this Agreement and the applicable provisions of the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; provided, however, that with respect to any attorney-client privileged material of the Company and its Subsidiaries made prior to the Effective Time and in connection with the negotiation and execution of this Agreement, such privilege shall not be waivable prior to the date that all claims pursuant to Article 10 are resolved, except with the prior written consent of the Representative (on behalf of the Surviving Corporation), which consent shall not be unreasonably withheld.

Section 2.5 Certificate of Incorporation. From and after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and Applicable Law.

Section 2.6 Bylaws. From and after the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law.

Section 2.7 Directors and Officers. From and after the Effective Time, (a) the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Company in office immediately prior to the Effective Time, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.8 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the stockholders of any of the foregoing:

(a)                Merger Sub Capital Stock. Each share of common stock, par value $0.001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)               Company Capital Stock. Subject to Section 2.10, Section 2.11, Section 2.12 and Section 3.2 and Article 10, each share of Common Stock issued and outstanding immediately prior to the Effective Time, shall be canceled, extinguished and automatically converted into the right to receive the Common Per Share Cash Amount and the Common Per Share Stock Amount.

(c)                Excluded Shares. Each share of Capital Stock held by the Company in the Company’s treasury, by the Company’s Subsidiaries or by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)               Escrow Amount. Notwithstanding any terms of Article 2 or Article 3 to the contrary, Parent shall withhold the Escrow Amount from that portion of the Merger Consideration payable pursuant to this Section 2.8, Section 2.9 and Section 2.10 at the Closing, in accordance with the Pro Rata Shares of the Sellers, for deposit into the Escrow Account. Amounts payable to holders of Capital Stock as a result of the Merger as provided in this Section 2.8 shall be estimated and paid as, when and to the extent provided in this Article 2 and Article 3. Such amounts shall be subject to reduction to reflect the funding of the Escrow Account (and, potentially, the release of Escrow Funds), and any applicable Tax withholding amount.

(e)                Unaccredited Stockholders. Notwithstanding anything to the contrary in this Agreement, in the event that Parent reasonably believes that one or more Stockholders are not Accredited Stockholders (any such Stockholder, an “Unaccredited Stockholder”), Parent may elect to pay the Common Per Share Stock Amount with respect to such Unaccredited Stockholder solely in cash to such Unaccredited Stockholder. Any such election by Parent to pay cash (instead of the Common Per Share Stock Amount) to an Unaccredited Stockholder shall not change the overall aggregate amount of the Common Per Share Cash Amount, the Common Per Share Stock Amount, the Cash Consideration or the Stock Consideration as provided in Article 2 or Article 3, but shall result in the appropriate proportionate reduction of the Estimated Cash Price Per Share and the appropriate proportionate increase in the Common Per Share Stock Amount being paid to the Accredited Stockholders and Accredited Optionholders so that the total amount of the Common Per Share Cash Amount and the Common Per Share Stock Amount paid to all Stockholders and Accredited Optionholders and RSU Holders in the aggregate does not exceed the Cash Consideration and the Stock Consideration after reduction for the Option Settlement Payments.

(f)                Certain Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, merger, consolidation, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Stock Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, merger, consolidation, reclassification, recapitalization, split, combination, exchange or similar transaction.

Section 2.9 Treatment of Company Options and RSUs.

(a)                Immediately prior to the Effective Time, each then outstanding option to purchase Common Stock under the Company Stock Option Plans (collectively, the “Company Options”) shall become fully vested thirty (30) days prior to the Closing Date (with such vesting subject to the Closing) and shall terminate and be canceled by the Company and, in the case of Eligible Options, shall automatically be converted into the right to receive (i) (1) for holders of Eligible Options who are not Accredited Optionholders, an amount of cash (without interest and subject to any applicable Tax withholding) equal to the product of (A) the aggregate number of shares of Common Stock issuable upon exercise of such Eligible Option multiplied by (B) an amount equal to the Estimated Price Per Share minus the exercise price required to be paid by such holder in order to acquire one share of Common Stock pursuant to such Eligible Option and (2) for Accredited Optionholders, an amount (without interest and subject to any applicable Tax withholding) equal to the product of (A) the aggregate number of shares of Common Stock issuable upon exercise of such Eligible Option multiplied by (B) the excess of an amount equal to the sum of the Estimated Cash Price Per Share and Common Per Share Stock Amount minus the exercise price required to be paid by such holder in order to acquire one share of Common Stock pursuant to such Eligible Option (with such exercise price to reduce the amount of the Estimated Cash Price Per Share and Common Per Share Stock Amount payable in respect of such Eligible Options ratably so that Accredited Optionholders receive the same proportion of cash and Parent Common Stock as Accredited Stockholders, after giving effect to Section 2.8(e)); and (ii) a Pro Rata Share of any additional cash amounts (without interest and subject to any applicable Tax withholding) from time to time, and solely to the extent, payable to the Sellers pursuant to this Agreement, including pursuant to Section 2.10(b)(ii)(D), Section 10.2(b), Section 10.8(b) and Section 11.2 (collectively, the “Other Seller Payments”). The amounts payable to holders of Eligible Options who are not Accredited Investors as described in the preceding clause (i)(1) are referred to herein as “Option Settlement Payments.” Company Options that are not Eligible Options shall be canceled at the Closing, the holders of such Company Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Company Options as a result of the Merger or the cancellation of such Company Options and the Company shall have no further obligation with respect to such Company Options. Immediately prior to the Effective Time, each RSU shall become fully vested and shall terminate and be canceled by the Company and shall automatically be converted into the right to receive (iii) an amount (without interest and subject to any applicable Tax withholding) equal to the product of (X) the aggregate number of shares of Common Stock issuable with respect to the RSU multiplied by (Y) an amount equal to the sum of the Estimated Cash Price Per Share and the Common Per Share Stock Amount; and (iv) a Pro Rata Share of any Other Seller Payments (without interest and subject to any applicable Tax withholding) from time to time, and solely to the extent, payable to the Sellers pursuant to this Agreement.

(b)               The Surviving Corporation shall pay all amounts owing to a holder of Eligible Options and RSUs pursuant to Section 2.9(a) (without interest and net of any applicable withholding) when specified in this Agreement by check, direct deposit or wire transfer of immediately available funds (and for Accredited Optionholders and RSU Holders, in shares of Parent Common Stock) (including by payment through the Company’s third party payroll agent). Other amounts payable to holders of Eligible Options and RSUs pursuant to Section 2.9(a) shall be paid by the Surviving Corporation at the same time as such amounts are required to be paid to, or on behalf of, the Stockholders. All amounts payable to holders of Eligible Options and RSUs pursuant to this Section 2.9 shall be subject to and reduced by any applicable Tax withholding. Parent and the Company shall use commercially reasonable efforts to seek to establish an appropriate net settlement mechanism so that Accredited Optionholders and RSU Holders may satisfy applicable Tax withholding associated with payments to be made in respect of Eligible Options and RSUs granted under the Company’s 2012 Stock Incentive Plan through a reduction in the number of shares of Common Stock issuable in respect of such awards, provided that any liability for Tax withholding resulting from the implementation of the net settlement mechanism shall be treated as a consolidated current liability of the Company for purposes of the calculation of Closing Working Capital.

(c)                Prior to the Effective Time, the Company shall take, or cause to be taken, all such actions as Parent deems reasonably necessary in connection with the termination and cancellation of all Company Options and RSUs, including, without limitation, obtaining any necessary consents, in form and substance reasonably satisfactory to Parent, of the holders thereof with respect to such cancellation. The Company Stock Option Plans shall be terminated as of the Effective Time.

Section 2.10         Merger Consideration.

(a)                Merger Consideration. The aggregate merger consideration to be paid hereunder in respect of all Common Stock and Eligible Options and RSUs (the “Merger Consideration”) shall equal: (1) the Cash Consideration, (i) plus the Closing Cash, (ii) less the amount of Closing Indebtedness, (iii) less the amount of Seller Expenses, (iv) plus the amount, if any, by which Closing Working Capital is greater than Target Working Capital, (v) less the amount, if any, by which Closing Working Capital is less than Target Working Capital and (vi) less the TRT Earnout Amount (the amount represented by this clause (1), the “Cash Merger Consideration”); plus (2) the Stock Consideration. The Merger Consideration shall be estimated and finally determined pursuant to Section 2.10(b). The Merger Consideration shall be paid as and when described herein. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall the aggregate consideration paid or payable in respect of all Common Stock, Eligible Options and RSUs exceed the Merger Consideration.

(b)               Determination of Cash Merger Consideration. The Cash Merger Consideration shall be estimated and finally determined as follows:

                                                                             (i)            Closing Date Estimate. No later than three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a consolidated balance sheet of the Company as of the Closing Date (the “Estimated Closing Statement”), including the Company’s good faith estimates of the amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses, together with calculations of the Cash Merger Consideration (the “Estimated Cash Merger Consideration”) and the Estimated Price Per Share based on such estimates (which Estimated Closing Statement shall be reasonably acceptable to Parent). The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.10(c).

                                                                           (ii)            Post-Closing Adjustment.

(A)              Parent shall cause to be prepared and, as soon as practical, but in no event later than 75 days after the Closing Date, shall cause to be delivered to the Representative, a statement (the “Closing Statement”) containing the actual amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses, together with a calculation of the Cash Merger Consideration based on such amounts. The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.10(c). Parent shall, and shall cause the Surviving Corporation and its auditors to, make available to the Representative and its auditors all records and work papers used in preparing the Closing Statement.

(B)              If the Representative disagrees in whole or in part with the Closing Statement, then, within 30 days after its receipt of the Closing Statement, the Representative shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. Any Notice of Disagreement shall include a copy of Parent’s Closing Statement marked to indicate the specific line items of the Closing Statement that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of the Estimated Cash Merger Consideration and any component thereof. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that the Representative does not provide a Notice of Disagreement within such 30-day period, the Representative shall be deemed to have accepted in full the Closing Statement as prepared by Parent, and such Closing Statement shall become final, binding and conclusive for all purposes hereunder as of 5:00 p.m. New York time on such 30th day. In the event any Notice of Disagreement is properly and timely provided, Parent and the Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 30-day period, Parent and the Representative shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Cash Merger Consideration and Disputed Line Items and the officers and other employees of the other Party, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Line Items. All Disputed Line Items agreed to during such 30-day period shall be final, conclusive and binding on the Parties and not subject to further appeal. If, at the end of such period, Parent and the Representative are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to a nationally recognized independent accounting firm mutually and reasonably acceptable to Parent and the Representative (the “Accounting Firm”). Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.10(b)(ii)(B), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable whether the Merger Consideration as set forth in the Closing Statement requires adjustment. The Accounting Firm shall be instructed that, in making such determination, it may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either Party, and that the Accounting Firm is only to consider matters still in dispute between Parent and the Representative. Parent, the Surviving Corporation and the Representative shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Line Items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request. The determination of the Accounting Firm shall be final, conclusive and binding on the Parties and shall be based solely on the terms of this Agreement (including Section 2.10(a)) and the written submissions by Parent and the Representative and not by independent review.

(C)              The costs and expenses for the services of the Accounting Firm shall be borne by the Surviving Corporation, on the one hand, and the Representative (on behalf of the Sellers), on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution. Subject to the foregoing sentence, each party shall be responsible for its own fees and expenses incurred in connection with this Section 2.10(b).

(D)              After the Cash Merger Consideration has been finally determined in accordance with this Section 2.10(b)(ii) (the Cash Merger Consideration as so determined, the “Final Cash Merger Consideration”), the following payments shall be made:

(1)               If the Final Cash Merger Consideration exceeds the Estimated Cash Merger Consideration, then the Surviving Corporation shall pay an amount in cash equal to such excess (but not more than an amount equal to the amount of the Cap) to the Paying Agent or Surviving Corporation, as applicable (for further distribution to the Sellers on a pro rata basis based on their respective Pro Rata Shares in accordance with Section 2.13); or

(2)               If the Estimated Cash Merger Consideration exceeds the Final Cash Merger Consideration (such excess, the “Shortfall Amount”), then Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Surviving Corporation, from the Escrow Account, an amount of cash and an amount of Escrow Shares (valued at the Parent Market Price) (but not more than the Escrow Amount), pro rata in amount to the Escrow Shares and Cash Escrow Amount contributed to the Escrow Account) from the Escrow Account equal to such Shortfall Amount.

(E)               Any amount payable pursuant to Section 2.10(b)(ii)(D) shall be paid within 10 Business Days after the determination of the Final Cash Merger Consideration by wire transfer of immediately available funds to the account designated in writing by the recipient thereof.

(F)               Payments pursuant to this Section 2.10(b)(ii) shall be treated for all purposes as adjustments to the Cash Merger Consideration.

(c)                Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and its Subsidiaries in the preparation of the Latest Audited Balance Sheet, except that such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

Section 2.11         Appraisal Rights.

(a)                Notwithstanding any provision of this Agreement to the contrary, each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who (i) has not voted in favor of this Agreement or consented thereto in writing and (ii) who shall have otherwise perfected such holder’s appraisal rights in accordance with and as contemplated by Section 262 of the DGCL (each such Stockholder, an “Appraisal Stockholder”, and each share of Capital Stock held by such Appraisal Stockholder, an “Appraisal Share”) shall not be converted into or represent the right to receive the amounts payable with respect to such Capital Stock under Section 2.8, but shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that if such Appraisal Stockholder fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s shares under Section 262 of the DGCL, each share of Capital Stock of such Appraisal Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the amounts payable with respect to such Capital Stock under Section 2.8, and such share of Capital Stock shall no longer be an Appraisal Share. In such event, the Surviving Corporation shall deliver the amounts payable with respect to such Capital Stock under Section 2.8 to which such Stockholder is entitled under this Section 2.11 (without interest) as and when such payments are required to be made following surrender by such Stockholder of the certificate or certificates representing the shares of Capital Stock held by such Stockholder in the manner provided in Section 3.2.

(b)               The Company shall give prompt notice to Parent and the Representative of any demands (and withdrawals of such demands) received by the Company for appraisal of shares of Capital Stock. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, any such demands, or agree to do any of the foregoing. The Surviving Corporation shall pay to any Appraisal Stockholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by any court of competent jurisdiction with respect to, such demands, as and when such payments are required to be made following surrender by such Appraisal Stockholder of the certificate or certificates representing the shares of Capital Stock held by such Appraisal Stockholder in the manner provided in Section 3.2.

Section 2.12         Payments and Other Actions of Parent.

(a)                At Closing and subject to Section 2.12(b):

                                                                             (i)            Parent will make the following payments out of the Estimated Cash Merger Consideration (in the order of priority specified below, with each item being paid to the extent there is Estimated Cash Merger Consideration remaining after payment of each prior item specified below):

(A)              to the accounts designated by the Debt Payoff Recipients prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Company and its Subsidiaries’ Closing Indebtedness to be paid off at Closing owing to such Persons (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company or its Subsidiaries to repay such Closing Indebtedness, including costs and expenses related thereto;

(B)              to the accounts designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the portion of the Seller Expenses owing to such Persons, net of any and all required withholding Taxes;

(C)              to the account designated by the Escrow Agent prior to the Closing Date, by wire transfer of immediately available funds for deposit in the Escrow Account, an amount equal to the Cash Escrow Amount, which amount shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement;

(D)              to an account designated in writing by the Paying Agent prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Closing Cash Payment (which amount shall be distributed by the Paying Agent to the Stockholders pursuant to Article 3 and in accordance with Section 2.8) (such amount, the “Consideration Fund”); and

(E)               to the accounts designated in writing by the Company prior to the Closing Date (which may be the account of the Company’s third party payroll agent or bank account of the Company or one of its Subsidiaries from which such payroll agent regularly withdraws funds), by wire transfer of immediately available funds, an amount equal to the aggregate Option Settlement Payments and the amount of cash payable to RSU Holders and the holders of Eligible Options who are Accredited Optionholders pursuant to Section 2.9 (which amount (net of all required withholding Taxes) shall be distributed by the Company to each holder of Eligible Options and RSUs in accordance with Section 2.9); and

                                                                           (ii)            Parent shall issue the number of shares of Parent Common Stock which comprises the Stock Consideration as follows:

(A)              (i) to the Paying Agent, for distribution to the Stockholders in accordance with Section 2.8, and subject to the provisions of Section 3.2, the number of shares of Parent Common Stock comprising the Stock Consideration that holders of Outstanding Common Shares are entitled to receive and (ii) to the accounts designated in writing by the Company prior to the Closing Date (which may be the account of the Company’s third party payroll agent or bank account of the Company or one of its Subsidiaries from which such payroll agent regularly withdraws funds) the number of shares of Parent Common Stock comprising the Stock Consideration that RSU Holders and the holders of Eligible Options who are Accredited Optionholders are entitled to receive, which amount (net of all required withholding Taxes) shall be distributed by the Company to each holder of such Eligible Options and RSUs, minus the number shares of Parent Common Stock comprising the Escrow Shares; and

(B)              to the Escrow Agent, the number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock included in the Merger Consideration and elected by the Escrow Share Participants in the Letter of Transmittal (no later than seven Business Days prior to the Closing), in the aggregate, to be deposited into the Escrow Account (which shall not, in any event, exceed the number of shares of Parent Common Stock that have an aggregate value (valued at the Parent Market Price) equal to $37,500,000) (the “Escrow Shares”), in book-entry form, and the Stockholders, RSU Holders and holders of Eligible Options who are Accredited Investors who execute and deliver a Letter of Transmittal and a Joinder and elect to fund a portion of their respective Pro Rata Share of the Escrow Amount with Escrow Shares (the “Escrow Share Participants”) shall be deemed to have received and deposited the Escrow Shares to the Escrow Account, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. Each Stockholder, RSU Holder and holder of Eligible Options who is an Accredited Investor who executes and delivers a Letter of Transmittal (no later than seven Business Days prior to the Closing) and a Joinder shall have the right to elect to fund up to 50% of its Pro Rata Share of the Escrow Amount in Parent Common Stock (valued at the Parent Market Price), and any Stockholder, RSU Holder or holder of Eligible Options who is an Accredited Investor who does not execute and deliver a Letter of Transmittal and a Joinder shall be deemed to elect to deposit solely cash into the Escrow Account. Such Escrow Shares shall provide security for the satisfaction of Losses for indemnification made by the Purchaser Indemnitees pursuant to Article 10. The Escrow Shares shall be retained in the Escrow Account until the Release Date. During the period in which the Escrow Shares are retained in the Escrow Account, the Escrow Shares will be held for the benefit of the Escrow Share Participants (and the Escrow Share Participants shall be entitled to receive cash dividends (subject to required withholding Taxes), and vote, such Escrow Shares), unless and until and to the extent it has been determined that any Purchaser Indemnitee is entitled to retain any of the Escrow Shares in respect of Losses pursuant to Article 10.

(b)               No later than three Business Days prior to the Closing, the Company shall prepare and deliver to Parent a schedule (the “Merger Consideration Allocation Schedule”) which shall set forth a detailed breakdown of the foregoing payments and deposits and the recipients thereof (including (1) a list of all holders of Eligible Options and RSUs as of immediately prior to the Effective Time and a list of all Accredited Optionholders, together with (i) the number of shares of Common Stock subject to such Eligible Options and RSUs and the number of shares of Common Stock subject to Eligible Options held by Accredited Optionholders and (ii) the exercise price for each such Eligible Options (including those held by Accredited Optionholders), and (2) the allocation of the Escrow Amount for each Stockholder and holder of Eligible Options, setting forth the number of Escrow Shares, if any, and each Stockholder’s and Option Holder’s cash contribution to the Cash Escrow Amount). The Parties acknowledge and agree that each of Parent, Merger Sub, the Company and the Paying Agent can rely on the Merger Consideration Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub, the Company and the Paying Agent at Closing.

Section 2.13         Other Payments. In order to facilitate the payment of any funds payable to the Sellers after the Closing Date pursuant to this Agreement, (a) the Stockholders’ aggregate Pro Rata Share of such funds shall be paid to the Paying Agent for further distribution to the Stockholders on a pro rata basis (based on each Stockholder’s Pro Rata Share) and (ii) the Option Holders’ and RSU Holders’ aggregate Pro Rata Share of such funds shall be paid (or retained, as applicable) to the Surviving Corporation for further distribution to the Option Holders and RSU Holders on a pro rata basis (based on each Option Holder’s and RSU Holders’ Pro Rata Share).

Article 3
EXCHANGE OF SHARES

Section 3.1 Paying Agent. Prior to the Effective Time, the Company and Parent shall mutually agree on and designate an entity to serve as paying agent for purposes of this Agreement (the “Paying Agent”). All fees and expenses of the Paying Agent shall be borne by Parent.

Section 3.2 Stockholders of the Company.

(a)                As soon as reasonably practicable after the date of this Agreement, the Company shall mail to each Person who is a holder of record of certificates which represent the outstanding shares of Common Stock (each, a “Stock Certificate”) (i) the notices required in connection with having obtained the requisite consent of stockholders approving the Merger by Section 228(e) of the DGCL, including an information statement in a form reasonably acceptable to Parent describing in reasonable detail the Merger and this Agreement and including any other information required to be provided to the Stockholders under Applicable Law, (ii) the notice to Stockholders of their appraisal rights under Section 262 of the DGCL, (iii) a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”) and (iv) instructions reasonably acceptable to Parent for effecting the surrender of such Stock Certificates for payment. The Letter of Transmittal shall (x) specify that delivery shall be effected and risk of loss and title to the shares of Capital Stock (or rights hereunder) represented by such Stock Certificates shall pass only upon actual delivery of the Stock Certificates to the Paying Agent, (y) include appropriate transmittal materials and instructions for use in effecting the surrender of the Stock Certificates in exchange for the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.8(b) and such Stockholder’s Pro Rata Share of the Other Seller Payments and (z) include a Joinder. After the Effective Time, the Merger Consideration and such other amounts (if any) shall be paid (without interest) as follows to each Stockholder who delivers (and only to a Stockholder who delivers) a duly executed Letter of Transmittal, a duly executed Joinder and surrenders such holder’s Stock Certificate or Stock Certificates (and such Stock Certificates shall thereafter be marked as canceled) or otherwise delivers a Lost Certificate Affidavit to the Paying Agent as and when provided in this Section 3.2:

                                                                             (i)           as soon as reasonably practicable after receipt of such documentation, the Paying Agent shall, which Parent shall use its commercially reasonable efforts to cause to occur within three Business Days, pay such Stockholder, in the case of each share of Common Stock represented by such Stock Certificate or Lost Certificate Affidavit, an amount equal to the Estimated Price Per Share; and

                                                                           (ii)            as soon as reasonably practicable after the Paying Agent receives any Other Seller Payment, an amount equal to such Stockholder’s Pro Rata Share of such payment.

(b)               If any Stock Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) a customary affidavit (in form and substance reasonably satisfactory to Parent) (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, mislaid, stolen or destroyed, (ii) such customary contractual indemnity or other undertaking as Parent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares of Common Stock represented by such lost, stolen, mislaid or destroyed Stock Certificate shall have been converted. No Stockholder shall be entitled to any portion of the Merger Consideration pursuant to Section 2.8 or any Other Seller Payment until such holder delivers a duly executed Letter of Transmittal and surrenders such holder’s Stock Certificate or Stock Certificates or delivers a Lost Certificate Affidavit as provided in this Section 3.2.

Section 3.3 Holders of Company Options and RSUs. As soon as reasonably practicable after the date of this Agreement, the Company shall mail to each Person who is a holder of record of Eligible Options and RSUs a Joinder and Letter of Transmittal together with such other materials and instructions as Parent reasonably deems necessary for use in effecting the payment of the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.9 and such Option Holder’s and RSU Holder’s Pro Rata Share of the Other Seller Payments (such Joinder, together with such other materials, the “Option and RSU Surrender Forms”). In addition to the other conditions set forth in this Agreement, receipt of any Merger Consideration pursuant to this Agreement by a holder of record of Eligible Options or RSUs is conditioned upon delivery to Parent, on or prior to the Effective Time, of a duly executed Joinder and the other Option and RSU Surrender Forms.

Section 3.4 Payments to Persons Other than Registered Holders. If any consideration is to be paid to a Person other than the Person in whose name the Stock Certificate or Eligible Option or RSU surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Stock Certificate, Eligible Option or RSU accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other similar Taxes payable by the Surviving Corporation required by reason of the payment of such consideration to a Person other than the registered holder of the Stock Certificate, Eligible Option or RSU so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

Section 3.5 Withholding Rights. Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, and any of their respective agents, shall be entitled to deduct and withhold from payments made in connection with any of the transactions contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and any other Applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as the case may be, such deducted and withheld amounts (a) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, or any of their respective agents, as the case may be.

Section 3.6 No Liability for Abandoned Property. Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation, Representative or the Paying Agent shall be liable to any Seller for any amounts paid (including any Merger Consideration) or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.7 Return of Funds; Consideration Fund.

(a)                If and to the extent any Seller fails to deliver a Letter of Transmittal and the related Stock Certificate, Lost Certificate Affidavit or Option and RSU Surrender Form to the Paying Agent prior to the six month anniversary of the Closing Date, any funds received by the Paying Agent as Merger Consideration or disbursements from the Escrow Account and payable to such Seller in respect of such Seller’s shares of Common Stock and Company Options and RSUs, as applicable, shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation (and any such cash may be commingled with the general funds of Parent or the Surviving Corporation, as the case may be), free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of a Seller and its heirs, assigns and transferees hereunder) and shall be promptly delivered to the Surviving Corporation by the Paying Agent, and such Seller shall look only to the Surviving Corporation for payment of such amounts. Each Seller who prior to such date delivers to the Paying Agent a duly completed and executed Letter of Transmittal and surrenders the related Stock Certificate or Lost Certificate Affidavit shall look only to the Paying Agent for satisfaction of any claims related to the Merger Consideration and such other amounts (except to the extent the Paying Agent has returned such funds to the Surviving Corporation as contemplated above, in which case such Seller shall only look to the Surviving Corporation as contemplated above). Any interest, dividends or other income earned on the investment of cash held by the Paying Agent, together with all Tax and other liabilities associated therewith, shall be for the account of the Surviving Corporation. Notwithstanding the foregoing, none of the Paying Agent, Parent or the Surviving Corporation will be liable to any Seller for any Merger Consideration or other amounts payable to the Sellers hereunder if delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(b)               The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Company; provided, however, that any such investments shall be (i) direct short-term obligations of, or obligations fully guaranteed by the full faith and credit of, the United States, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) a combination of the foregoing, and, in each case, have maturities not exceeding three months. Earnings on the Consideration Fund in excess of the amounts payable to the Sellers shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by Article 2 in accordance with this Article 3, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Sellers at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

Section 3.8 Rights of Former Stockholders and Option and RSU Holders. At the Effective Time, the stock transfer books of Company shall be closed as to holders of Capital Stock immediately prior to the Effective Time and no transfer of Capital Stock (or Eligible Options and Option Shares or RSUs and RSU Shares) by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Stock Certificate theretofore representing shares of Capital Stock (other than Excluded Shares) shall, from and after the Effective Time, represent for all purposes only the right to receive a portion of the Merger Consideration as described herein and such additional amounts (if any) described herein. Until a Joinder and other Option and RSU Surrender Forms have been executed and delivered to Parent or the Surviving Corporation in accordance with the provisions of Section 3.3, each Eligible Option and RSU shall, from and after the Effective Time, represent for all purposes only the right to receive a portion of the Merger Consideration as described herein and such additional amounts (if any) described herein. The Merger Consideration and such additional amounts (if any) payable in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Capital Stock (other than any Appraisal Shares) and Eligible Options and RSUs.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of Parent and Merger Sub, except as set forth in the disclosure schedules (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedules relates; provided, however, that any information disclosed in one section of such disclosure schedules shall be deemed to be disclosed in such other sections of such disclosure schedules to which its relevance is readily apparent on the face of such disclosed information), dated as of the date of this Agreement, from the Company to each of Parent and Merger Sub (the “Company Disclosure Schedules”), as follows:

Section 4.1 Organization and Qualification.

(a)                The Company and each of its Subsidiaries is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has the requisite corporate or limited partnership power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b)               The Company and each of its Subsidiaries is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary (which such jurisdictions are set forth on Schedule 4.1(b) of the Company Disclosure Schedules), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                The Company has made available to Parent prior to the date hereof an accurate and complete copy of each Governing Document of the Company and its Subsidiaries, in each case as in effect as of the date of this Agreement.

Section 4.2 Capitalization of the Company and its Subsidiaries.

(a)                As of December 19, 2013, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 14,644,626 shares are issued and 14,348,954 shares are outstanding. There are no shares of preferred stock authorized under the Governing Documents of the Company, and no shares of preferred stock of the Company are issued or outstanding. As of December 19, 2013 are outstanding employee stock options to purchase an aggregate of 2,491,293 shares of Common Stock (of which options to purchase an aggregate of 1,531,644 are exercisable and RSUs with respect to an aggregate of 28,000 shares of Common Stock (of which zero RSUs are vested). Each such stock option or RSU was granted under and in accordance with the terms of the Company Stock Option Plans. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued and fully paid and nonassessable and all shares of Common Stock that may be issued pursuant to any stock option or RSU will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid, and, in each case, are and will be free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities laws) or Liens (other than Permitted Liens). Except as set forth on Schedule 4.2(a) of the Company Disclosure Schedules, as of the date of this Agreement, there are no outstanding (i) other equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, or (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company. As of the date hereof, all issued and outstanding shares of Common Stock are held of record by the Persons and in such amounts as set forth on Schedule 4.2(a) of the Company Disclosure Schedules. As of the Closing, all of the issued and outstanding shares of Common Stock will be held of record by the Persons and in such amounts as set forth on the Merger Consideration Allocation Schedule. Schedule 4.2(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all holders of Current Options, including, with respect to each holder thereof, as applicable, (i) whether each such Current Option, is vested or unvested as of the date of this Agreement, and whether such Current Option is subject to vesting as a result of the transactions herein, (ii) the exercise price per underlying share, if applicable, (iii) the term of each such Current Option, (iv) whether such Current Option is a nonqualified stock option or incentive stock option and (v) whether the optionee is an employee of the Company on the date hereof. Prior to the date hereof, the Company has provided to Parent a copy of each form of award agreement that evidences the grant of Current Options and RSUs, and, to the extent that any award has been granted that is evidenced by an award agreement that deviates from such form, the Company has provided to Parent a copy of such award agreement. Other than the Company Stock Option Plans, the Company does not have, and never has had, a stock option, stock incentive, phantom stock, stock-based performance, restricted stock unit, equity option or other equity or equity-based award plan. The Company does not have in place any management “carve out” plan. The Company has made available to Parent all Contracts containing rights to indemnification for acts or omissions occurring prior to or as of the Closing Date in favor of the Covered Parties, whether located in Governing Documents, indemnity agreements or as provided pursuant to a resolution of the Company Board or the board of directors of such Subsidiary, or otherwise.

(b)               Except as set forth on Schedule 4.2(b) of the Company Disclosure Schedules the Company and its Subsidiaries do not directly or indirectly own any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, or control of, directly or indirectly, any other Person, and the Company and its Subsidiaries are not, directly or indirectly, a party to, member of or partner in any partnership, joint venture or similar business entity. Schedule 4.2(b) of the Company Disclosure Schedules sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by the Company and each of its Subsidiaries, with respect to each Person of which the Company and each of its Subsidiaries own directly or indirectly, any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity interest. Except as set forth on Schedule 4.2(b) of the Company Disclosure Schedules, all outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, are free and clear of any preemptive rights (except to the extent provided by Applicable Law and other than such rights as may be held by the Company or its Subsidiaries), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws) or Liens (other than Permitted Liens) and are owned, beneficially and of record, by the Company or its Subsidiaries. Except as set forth on Schedule 4.2(b) of the Company Disclosure Schedules, there are no (i) outstanding equity securities of the Company or its Subsidiaries, (ii) outstanding subscriptions, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to any equity interests of the Company or its Subsidiaries, (iii) Liens, proxies, voting trusts, or voting agreements with respect to the sale, issuance or voting of any equity interests or shares of common stock (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding shares of common stock) of the Company or its Subsidiaries, and no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the equity interests or securities of the Company may vote, (iv) obligations to redeem, repurchase or otherwise acquire shares of common stock of the Company or its Subsidiaries and (v) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to capital stock of, or other equity or voting interests in, the Company or its Subsidiaries; in each case of clauses (ii) or (iii) above, pursuant to any Applicable Law (other than any limitations or restrictions on transferability under any federal or state securities or “blue sky” laws), any Governing Document of the Company or its Subsidiaries or any Contract to which the Company or its Subsidiaries are party.

Section 4.3 Authority; Board Approval; Requisite Stockholder Approval.

(a)                The Company has the requisite power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which the Company is or is specified to be a party have been or prior to Closing will be) duly authorized by all necessary action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is or is specified to be a party have been or prior to Closing will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is or is specified to be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally (the “Bankruptcy and Equity Exception”).

(b)               The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Ancillary Documents, the Merger and the other transactions contemplated by this Agreement and approving the execution, delivery and performance of this Agreement and the other Ancillary Documents, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders and (iii) recommending that the Company’s stockholders adopt this Agreement and give the Requisite Stockholder Approval. Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, the only vote of holders of any class or series of Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Requisite Stockholder Approval”). No other vote of the holders of Capital Stock is required to consummate any of the transactions, other than the Merger, contemplated by this Agreement or the Ancillary Documents. Neither Section 203 of the DGCL nor any other state takeover statute is applicable to the Company, the Merger or the other transactions contemplated by this Agreement.

Section 4.4 Financial Statements; Liabilities; Internal Controls; Solvency.

(a)                Attached to Schedule 4.4(a) of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

                                                                             (i)            the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2012 (the “Latest Audited Balance Sheet”) and December 31, 2011, and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of the Company then ended; and

                                                                           (ii)            the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2013 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows for the nine-month period then ended.

(b)               Except as disclosed on Schedule 4.4(b) of the Company Disclosure Schedules, the Financial Statements have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except in the case of the unaudited Financial Statements the absence of footnotes and normal year-end adjustments. The Financial Statements fairly present, in all material respects, (i) the financial position of the Company and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations, changes in stockholders’ equity (in the case of the audited Financial Statements) and cash flows of the Company and its Subsidiaries for the fiscal period covered thereby, in compliance with GAAP as in effect on such date (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and changes that result from normal year-end adjustments). The books and records of the Company and its Subsidiaries are true, correct and complete in all material respects. All of the accounts receivable reflected in the Financial Statements represent bona fide transactions of the Company and its Subsidiaries that arose in the ordinary course of business. Neither the Company nor its Subsidiaries have received written notice on or prior to the date hereof from any customer or partner that such customer or partner does not intend to pay any material account receivable.

(c)                Except for matters reflected or reserved against in the Latest Audited Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet and prior to the date of this Agreement in the ordinary course of business consistent with past practice and that in the aggregate are not material to the Company and its Subsidiaries, taken as a whole, (ii) are incurred in connection with the transactions contemplated by this Agreement or (iii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act). For purposes of clarity, the representations and warranties in this Section 4.4(c) shall not be deemed to extend to the substance of any of the specific portions of the representations and warranties qualified by “Knowledge of the Company” in this Article 4, which substance is set forth exclusively in such specific portions of the applicable representations and warranties.

(d)               The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting appropriate for a privately-held company similar to the Company. Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has not identified, and the Company’s independent accounting firm has not identified to the Company, (i) any deficiencies, including significant deficiencies or material weaknesses, in the design or operation of the internal controls of the Company that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize or report financial data; or (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company and its Subsidiaries’ internal controls and the Company.

(e)                Neither the Company nor its Subsidiaries have, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due or (v) been convicted of, or pleaded guilty or no contest to, any felony. Neither the Company nor its Subsidiaries are insolvent.

Section 4.5 Consents and Approvals; No Violations. Except as set forth on Schedule 4.5 of the Company Disclosure Schedules, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company or its Subsidiaries of this Agreement or the Ancillary Documents to which the Company or its Subsidiaries are a party or the consummation by the Company or its Subsidiaries of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act and (ii) the filing of the Certificate of Merger. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 4.5 of the Company Disclosure Schedules, result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of, or result in the payment of any additional amounts or consideration under, any Material Contract or Permit, (c) violate any Order or Applicable Law or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Company or its Subsidiaries, except in the case of the foregoing clauses (b) or (c) as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Material Contracts.

(a)                Except as set forth on Schedule 4.6(a) of the Company Disclosure Schedules (the Contracts listed on Schedule 4.6(a), together with all Real Property Leases and Affiliate Agreements, the “Material Contracts”) and other than this Agreement, as of the date of this Agreement, neither the Company nor its Subsidiaries are a party to or bound by any:

                                                                             (i)         Contract for the employment of any officer, individual employee or other person on a full time, part-time, consulting or other basis (excluding at-will offers letters on the Company’s standard form provided to Parent that do not include severance or termination payments), or employment agreement, severance agreement or other agreement that require payments upon a “change in control” or similar payments covering any officer, employee or director or former officer, employee or director of the Company or its Subsidiaries;

                                                                           (ii)         commission or sales Contract with (A) any current employee, individual consultant, contractor or salesperson, (B) any partner of the Company or its Subsidiaries or any distributor of any Company Products providing for the payment of any commissions or other sales compensation to any employees or agents of such partner or distributor and pursuant to which the Company or the applicable Subsidiary made payments in excess of $250,000 during the nine-month period ended September 30, 2013, or (C) under which a firm or other organization provides commission or sales-based services to the Company or its Subsidiaries pursuant to which the Company or the applicable Subsidiary made payments in excess of $250,000 during the nine-month period ended September 30, 2013, other than, in the case of each of clause (B) and clause (C), the reseller agreements disclosed on Schedule 4.6(a)(x) of the Company Disclosure Schedules;

                                                                         (iii)          Contract that obligates the Company or its Subsidiaries to provide indemnification or a guarantee that could result in payments in excess of $250,000 in any individual case or $500,000 in the aggregate other than Contracts entered into in the ordinary course of business consistent with past practice;

                                                                         (iv)          Contract relating to obligations of the Company or its Subsidiaries (A) for borrowed money, (B) evidenced by notes, bonds, debentures or similar instruments, (C) capitalized leases, (D) interest rate, currency swap or hedging agreements, (E) contracts for deferred purchase of property or services, conditional sale obligations, title retention policies or earn-out payments, (F) in respect of outstanding letters of credit and (G) in respect of all guarantees, suretyship, keepwell or similar arrangements for any of the foregoing;

                                                                           (v)         Contract whereby the Company or its Subsidiaries has agreed to guaranteed levels of payments to vendors or similar third parties in excess of $250,000 in any 12 month period;

                                                                          (vi)         Contract relating to capital expenditures and involving future payments by the Company or its Subsidiaries in excess of $250,000 in any individual case;

                                                                         (vii)         Contract under which the Company or its Subsidiaries are lessee of or holds or operates any tangible property (other than real property) owned by any other Person, except for any such Contract under which the aggregate annual rental payments do not exceed $250,000;

                                                                        (viii)         Contract under which the Company or its Subsidiaries are lessors of, or permits any third party to hold or operate, any tangible property (other than real property) owned or controlled by the Company or its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

                                                                          (ix)          (A) partnership agreement, joint venture, strategic alliance, or similar Contract or (B) other similar Contract primarily involving the sharing of profits, losses, costs or liabilities (other than through indemnification provisions or limits thereon) with any Person, in each case, that involves annual payments to or from the Company and its Subsidiaries in excess of $250,000;

                                                                           (x)         Contract expressly prohibiting the Company or its Subsidiaries from freely engaging in any material line of business, or containing covenants that expressly limit or expressly purport to limit the ability of the Company or its Subsidiaries to (A) compete in any business or with any Person or in any geographic area, in each case, with respect to the Company’s business as currently conducted or as proposed to be conducted as of the date hereof, (B) sell, supply, provide or distribute any service or product as conducted and as proposed to be conducted as of the date hereof, in each case, with respect to the Company’s business as currently conducted or as proposed to be conducted as of the date hereof, or (C), use or enforce any Business Intellectual Property, but otherwise excluding any limitations under or resulting from the operation of any IP Contract set forth on Schedule 4.12(b) of the Company Disclosure Schedules or excluded from the Company’s disclosure obligations under Section 4.12(b);

                                                                          (xi)          collective bargaining agreement or other Contract with any collective bargaining representative or other Contracts with a labor union, labor organization or similar body;

                                                                         (xii)          Contract with any customer or third party pursuant to which (A) the Company or any of its Subsidiaries develops or customizes any product, service or other Intellectual Property for such customer or third party that is to be owned, in whole or in part, by such customer or third party; or (B) such customer or third party develops or customizes any product, service or Intellectual Property for the Company or any of its Subsidiaries, in each case involving annual payments for such development or customization to or from the Company or any of its Subsidiaries in excess of $250,000 individually or $500,000 in the aggregate;

                                                                         (xiii)         settlement or similar Contract pursuant to which the Company or its Subsidiaries is obligated to pay consideration in excess of $250,000 individually or $500,000 in the aggregate after the date hereof

                                                                        (xiv)         Contract that relates to any prior (within the past five years) or future disposition or acquisition of properties, of assets or of any interest in any business enterprise valued in excess of $250,000 by the Company or its Subsidiaries, or any merger or business combination with respect to the Company or its Subsidiaries;

                                                                         (xv)         Contract (A) providing for the Company or its Subsidiaries to be the exclusive provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company or its Subsidiaries of exclusive rights of any kind pursuant to which the Company or its Subsidiaries expects (as of the date hereof) to accrue revenue in excess of $250,000 during any 12 month period after the date hereof, (B) providing for any Person to be the exclusive provider of any product or services to the Company or its Subsidiaries or that otherwise involves the granting by the Company or its Subsidiaries to any Person of exclusive rights to Company property, products or services, (C) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of the Company or its Subsidiaries, (D) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice, or (E) pursuant to which the Company or its Subsidiaries have agreed to provide services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted “time and materials” basis other than in the ordinary course of business consistent with past practice;

                                                                        (xvi)         Contract that obligates the Company or its Subsidiaries to pay an amount in excess of $250,000 during any 12 month period after the date hereof or relates to the sale of goods or the provision of services pursuant to which the Company or its Subsidiaries expects (as of the date hereof) to accrue revenue in excess of $250,000 during any 12 month period after the date hereof; or

                                                                       (xvii)         Contract with any Governmental Entity.

(b)               Except as set forth on Schedule 4.6(b) of the Company Disclosure Schedules, as of the date of this Agreement each Material Contract is in full force and effect and is valid and binding on the Company or its applicable Subsidiary and enforceable in accordance with its terms against the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto (subject to the Bankruptcy and Equity Exception). Except as set forth on Schedule 4.6(b) of the Company Disclosure Schedules, the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it under each Material Contract, except where any such non-performance has not had or would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 4.6(b) of the Company Disclosure Schedules, as of the date of this Agreement neither the Company nor any of its Subsidiaries has received any notice of the stated intention of any party to terminate any Material Contract or to exercise any option not to renew thereunder and, to the Knowledge of the Company, and each of its Subsidiaries, no party has the stated intention to terminate any Material Contract or to exercise any option not to renew thereunder.

Section 4.7 Absence of Changes. Except as set forth on Schedule 4.7 of the Company Disclosure Schedules, during the period beginning on the date of the Latest Audited Balance Sheet and ending on the date of this Agreement, (a) a Company Material Adverse Effect has not occurred or existed, (b) the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practices and (c) neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Section 7.1.

Section 4.8 Litigation. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules and except with respect to Proceedings arising under Environmental Laws, which are addressed in Section 4.11, there is no, and during the two year period prior to the date of this Agreement there has not been any, Proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, or, to the Knowledge of the Company, its or their directors or officers (in their capacities as such) that (i) alleges damages in excess of $250,000; (ii) is brought by or on behalf of a Governmental Entity and relates to any material Permits; (iii) seeks injunctive relief or non-monetary damages; or (iv) would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries are subject to any outstanding material Order.

Section 4.9 Permits; Compliance with Applicable Law. Except with respect to Permits required under Environmental Laws, which are addressed in Section 4.11, Schedule 4.9 of the Company Disclosure Schedules contains a true, correct and complete list of all material Permits that are held by the Company and its Subsidiaries or that are otherwise required to permit the Company and its Subsidiaries to conduct their business as of the date of this Agreement. Except as set forth on Schedule 4.9 of the Company Disclosure Schedules, (i) the Company and each of its Subsidiaries holds, has timely applied for the renewal of and currently is (and during the last two years has been) in compliance with, all Permits necessary for the lawful conduct of their respective businesses as presently conducted, and (ii) all such Permits are (and during the last two years have been) in full force and effect, except for the failure to hold such Permits or of such Permits to be in full force in effect that has not had or would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. During the past two years, (x) no material violations have been recorded in respect of any material Permit and (y) neither the Company nor any of its Subsidiaries has received written notice relating to the revocation or modification of any material Permits or alleging that it is not or may not be in material compliance with, or has, or may have any, material liability under any material Permits. No material Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any material Permit, nor has any such Proceeding been pending at any time during the past two years. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, its or their directors or officers (solely in their capacities as such) are currently, nor have any such Persons been at any time during the past two years, subject to any material Orders. The Company and its Subsidiaries are, and for the past two years have been, in compliance with all Applicable Laws, except for noncompliance that has not had or would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 4.9 of the Company Disclosure Schedules, as of the date of this Agreement neither the Company nor its Subsidiaries have received any written communication during the two years prior to the date of this Agreement from a Governmental Entity that alleges that the Company or its Subsidiaries are not in material compliance with any Applicable Laws that has not heretofore been cured or for which there is any remaining liability. Notwithstanding the foregoing, Section 4.12(j), Section 4.12(k), Section 4.12(l) and Section 4.12(m) are the only representations and warranties related to data privacy, marketing or data collection matters in this Agreement.

Section 4.10         Employee Plans.

(a)                Schedule 4.10(a) of the Company Disclosure Schedules sets forth a true and complete list of each Employee Benefit Plan.

(b)               The Company has made available to Parent the following documents with respect to each Employee Benefit Plan: (i) correct and complete copies of all documents embodying such Employee Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (ii) a written description of any Employee Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the three most recent annual actuarial valuations, if any, (v) all IRS or DOL determination, opinion, notification and advisory letters, (vi) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Entity received in the last three years, (viii) all discrimination tests for the most recent three plan years, and (ix) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance contracts.

(c)                Each Employee Benefit Plan has been maintained and administered in all respects in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including ERISA and the Code, which are applicable to such Employee Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is, to the Knowledge of the Company, so qualified and has obtained a currently effective favorable determination notification, advisory or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter covering such Employee Benefit Plan that would adversely affect such favorable determination.

(d)               No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (i) a Multiemployer Plan, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e)                Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements under COBRA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

(f)                No Employee Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than (i) coverage mandated under COBRA, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under an Employee Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 4.10(f) of the Company Disclosure Schedules.

(g)                There is no contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan or (iii) trigger any obligation to fund any Employee Benefit Plan.

(h)               No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL or other Governmental Entity with respect to any Employee Benefit Plan.

(i)                 With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan has been maintained and operated in material compliance with Section 409A of the Code and the applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax thereunder. No stock option granted by the Company or any of its Subsidiaries (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax under Section 409A of the Code.

Section 4.11         Environmental Matters.

(a)                Except as would not result in, individually or in the aggregate, a Company Material Adverse Effect:

                                                                             (i)            (A) the Company and its Subsidiaries are, and for the two years prior to the date of this Agreement have been, in compliance with all Environmental Laws; (B) without limiting the generality of the foregoing, the Company and its Subsidiaries hold and are (and have held and been at all times during the two years prior to the date of this Agreement) in compliance with all Permits that are required to be held by them pursuant to Environmental Laws (“Environmental Permits”), and have timely applied for all required renewals thereof, and Schedule 4.11 of the Company Disclosure Schedules contains a true, correct and complete list of all material Environmental Permits that are held by the Company and its Subsidiaries or that are otherwise required to permit the Company and its Subsidiaries to conduct their business as of the date of this agreement; and (C) there is no, and during the two years prior to the date of this Agreement there has not been any, Proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries regarding any alleged violation of, or liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws;

                                                                           (ii)            neither the Company nor its Subsidiaries, nor any of their respective employees, has Released, transported, stored, used, manufactured or disposed of any Hazardous Materials in violation of Environmental Laws at, on, under or from any property currently or formerly owned or leased by the Company or its Subsidiaries or in excess of reportable quantities;

                                                                         (iii)            (A) there are no Hazardous Materials at, on, under, or emanating from any property currently owned or leased by the Company or its Subsidiaries and (B) there were no Hazardous Materials at, on, under or emanating from any property formerly owned or leased by the Company or its Subsidiaries at the time of such ownership or lease, which in the case of (A) or (B) would reasonably be expected to give rise to any liability of the Company or any Subsidiary under Environmental Laws for investigation or cleanup costs related thereto; and

                                                                         (iv)            without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned or leased.

(b)               The Company has provided to Parent all written material environmental Phase I and Phase II environmental site assessments, results of environmental sampling and testing, and environmental audits in its possession or reasonable control relating to all properties owned or leased by the Company and any of its Subsidiaries.

Section 4.12         Intellectual Property.

(a)                Schedule 4.12(a) of the Company Disclosure Schedules sets forth a correct and complete list of all (i) Company Products by name and (ii) registrations of and applications to register any Business Intellectual Property owned by or filed under the name of the Company or its Subsidiaries (“Company Registered IP”), including the name of the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing. The Company and its Subsidiaries have materially complied with all applicable legal requirements and the requirements of all applicable Governmental Entities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Company Registered IP, including paying all necessary fees and filing all appropriate affidavits, disclosures and renewals with the appropriate Governmental Entities. Schedule 4.12(a) of the Company Disclosure Schedules sets forth the various filings, actions and payments that must be made within 180 calendar days following the date of this Agreement in order to continue to validly maintain, and not abandon, rights in and to the Company Registered IP. The Business Intellectual Property owned by the Company and its Subsidiaries, including the Company Registered IP, is subsisting and, to the Knowledge of the Company, valid and enforceable (except for applications of Company Registered IP). The Company and its Subsidiaries either exclusively own, free and clear of any Liens (other than Permitted Liens), or have a valid written license or other authorization for, all Intellectual Property used or held for use in or necessary to the conduct of the business of the Company and its Subsidiaries. The Business Intellectual Property constitutes all of the Intellectual Property rights used in or necessary to, and is sufficient for, the conduct of the Company and its Subsidiaries’ businesses as currently conducted.

(b)               Except as set forth on Schedule 4.12(b) of the Company Disclosure Schedules, there are no Contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company has (i) transferred ownership of any Business Intellectual Property owned by the Company or its Subsidiaries or granted any license or option to any other Person with respect to such Business Intellectual Property (other than non-exclusive licenses to customers (including for “software as a service”), non-disclosure agreements entered into in the ordinary course of business and non-exclusive outbound Trademark licenses included in Material Contracts into in the ordinary course of business) or (ii) obtained a license or option to the Intellectual Property of another Person (other than licenses for commercially available “off-the-shelf” non-custom Software that is not included or provided as part of any Company Products and made available on standard terms involving annual payments from the Company and its Subsidiaries less than $250,000 in the aggregate, non-disclosure agreements entered into in the ordinary course of business, licenses for Open Source Materials and non-exclusive inbound Trademark licenses included in Material Contracts entered into in the ordinary course of business and standard licenses granted to the Company that are contained in the Company’s customer agreements entered into in the ordinary course of business) (the Contracts required to be listed on Schedule 4.12(b) of the Company Disclosure Schedules, the “IP Contracts”). Except pursuant to any of the IP Contracts listed on Schedule 4.12(b) of the Company Disclosure Schedules, and as indicated therein, the Company or its Subsidiaries have not transferred ownership of, or granted any exclusive license to, any Business Intellectual Property to any Person.

(c)                Neither the Company nor its Subsidiaries have (i) infringed upon, misappropriated or otherwise violated the Intellectual Property rights of any other Person or (ii) received any written claim, charge, demand or notice alleging any such infringement, misappropriation or other violation of the Intellectual Property rights of any other Person. Neither the Company nor its Subsidiaries, nor the conduct of any of the Company nor its Subsidiaries’ businesses as currently conducted (x) infringe upon, misappropriate or otherwise violate the Intellectual Property rights or rights of publicity or privacy of, or libels or defames, any other Person or (y) constitutes unfair competition or trade practices. Neither the Company nor its Subsidiaries are, nor during the five years preceding the date of this Agreement have been, a party to any Proceedings, nor, to the Knowledge of the Company, are any Proceedings against the Company or any of its Subsidiaries threatened, that challenge the validity, enforceability, ownership, or right to use, sell or license any Business Intellectual Property. To the Knowledge of the Company, no other Person has infringed or misappropriated or is infringing upon or misappropriating any of the Business Intellectual Property owned by the Company or its Subsidiaries. The Company has not sent any written notice to any third party alleging infringement, misappropriation or unauthorized use of any Business Intellectual Property owned by the Company or its Subsidiaries. None of the Business Intellectual Property owned by the Company or its Subsidiaries is subject to any Proceeding or order, settlement agreement or stipulation that (i) restricts in any manner the use, transfer or license by the Company or its Subsidiaries of any Business Intellectual Property owned by the Company or its Subsidiaries or (ii) affects the validity, use or enforceability of any Business Intellectual Property owned by the Company or its Subsidiaries.

(d)               Neither the Company nor its Subsidiaries are, nor, as a result of the Company’s execution and delivery of this Agreement or Ancillary Documents or its performance of the transactions contemplated hereby or thereby, will be, in material breach or material violation of any IP Contract. Each IP Contract is in full force and effect and is valid and binding on the Company or its applicable Subsidiary and enforceable in accordance with its terms against the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception. Except as otherwise provided herein or in Schedule 4.12(d) of the Company Disclosure Schedules, immediately following the Closing, the Company and its Subsidiaries will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under all such IP Contracts to the same extent that the Company and its Subsidiaries would have been able to exercise such rights at such time had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration, other than fees, royalties or payments which the Company or its Subsidiaries would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Except as set forth on Schedule 4.12(d) of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice of the intention of any party to terminate any IP Contract or to exercise any option not to renew thereunder. The execution and delivery of the Ancillary Documents will not result in (i) Parent or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property right owned by, or licensed to, Parent or any of its Affiliates, or (ii) Parent or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business. Notwithstanding the foregoing, the representations and warranties made in this Section 4.12(d) will not be deemed to be breached as a result of the operation of the provisions contained in any Contract pursuant to which Parent or any of its Affiliates is a party (but to which the Company or any of its Subsidiaries is not).

(e)                The Company and each of its Subsidiaries has taken commercially reasonable measures to safeguard and maintain the secrecy and confidentiality of the Trade Secrets that are part of the Business Intellectual Property owned by the Company and its Subsidiaries or that the Company or its Subsidiaries are otherwise bound by Contract to safeguard and maintain. To the Knowledge of the Company, there has been no material disclosure by any Person bound by such confidentiality obligations to any third Person who was not bound by a confidentiality obligation to the Company of any such Trade Secrets. The Company and each of its Subsidiaries has validly maintained, and has not taken any steps that could constitute abandonment or result in a lapse of, or that could invalidate its rights in and to, any Business Intellectual Property owned by the Company or its Subsidiaries, except where the Company has, in its reasonable business judgment, decided to abandon or allow to lapse any such Business Intellectual Property.

(f)                Except as set forth on Schedule 4.12(f) of the Company Disclosure Schedules, each present founder, manager, officer, employee or consultant of the Company or its Subsidiaries who developed any part of any Company Product (including Software) or any other Intellectual Property for the Company or its Subsidiaries that is or will be used, usable or intended for use in connection with the Company or its Subsidiaries’ business has executed a valid and enforceable agreement that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment, engagement or Contract to the Company or its Subsidiaries, and (ii) establishes that, to the extent such Person is an author of a copyrighted work created in connection with such Person’s employment or Contract, such work is a “work made for hire.” To the Knowledge of the Company, no such founder, manager, officer, employee or consultant is in violation of any term of any employment Contract or any other Contract or agreement relating to the relationship of any such founder, manager, officer, employee or consultant with the Company. No current or former founder, employee, consultant, officer or director of the Company or its Subsidiaries (i) owns any Intellectual Property rights used or held for use by the Company or its Subsidiaries or (ii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property rights.

(g)                Except as set forth on Schedule 4.12(g) of the Company Disclosure Schedules, the Company and its Subsidiaries do not distribute to any Persons any Software that is proprietary to the Company or its Subsidiaries, including for any Company Product, and Software of third parties they are restricted from distributing, including any source code thereof. All Software that embodies Intellectual Property that is part of the Business Intellectual Property owned by the Company and its Subsidiaries is fully and freely transferable to Parent without the consent, approval or waiver of any other Person. All such Software (i) performs in conformance with its documentation in all material respects and (ii) is free from any material Software defect. None of such Software contains any undocumented self-help mechanism, virus, Trojan horse, worm or other Software routine or hardware component designed to permit unauthorized access or designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software program (“Contaminants”).

(h)               Except as set forth on Schedule 4.12(h) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries are bound by or party to any Contract pursuant to which (i) the Company or its Subsidiaries are obligated to provide to any third party any Company-proprietary source code of any Software that embodies Intellectual Property that is part of the Business Intellectual Property owned by the Company or its Subsidiaries or (ii) the Company or its Subsidiaries have deposited, or is or may be required to deposit, with an escrow agent or other party, any such source code. No circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such source code to any third party who is not, as of the date of this Agreement, an employee, independent contractor or other agent of the Company.

(i)                 Schedule 4.12(i) of the Company Disclosure Schedules contains a complete and accurate list of all Software that is both (i) distributed or made available as “open source software” or “public software” or under a similar licensing or distribution model (including the GNU General Public License) (“Open Source Materials”) and (ii) incorporated into any Company Products made available by the Company or any of its Subsidiaries, including an identification of the applicable open source license agreement and version number. The Company and each of its Subsidiaries has complied in all material respects with the terms of the license agreements applicable to any such Open Source Materials, including providing all copyright notices and attributions required by such license agreements. The Company and its Subsidiaries have not used any Copyleft Material in a manner that requires or would require any proprietary Company Product Software to be subject to the terms, conditions or obligations of any Copyleft License.

(j)                 For each web site owned and controlled by the Company and each of its Subsidiaries, but excluding web sites provided by the Company as part of its services to clients (“Company Owned Web Sites”), the Company and the applicable Subsidiaries have and do provide a privacy policy posted in a clear and conspicuous location on each such web site that materially complies with Applicable Laws, copies of which have been made available to Parent (“Company Privacy Policy”). For each user-facing web site of the Company and each of its Subsidiaries that the Company or its Subsidiaries provide for clients (“Client Web Sites”), the Company and its Subsidiaries require such clients to comply with Applicable Laws, and to the Knowledge of the Company, such Client Web Sites comply with Applicable Laws. The Company and its Subsidiaries, and, to the Knowledge of the Company, their clients, have at all times, respectively, been in material compliance with any contractual obligations relating to compliance with Applicable Laws. Neither the Company nor its Subsidiaries has made any misrepresentations regarding its privacy practices or has collected, used, stored, processed or disclosed any information, including Personal Information, received in the course of its business, including through the Company Owned Web Sites in violation of any Company Privacy Policy or Applicable Law. There is no, and never has been, any Proceeding pending against the Company or its Subsidiaries alleging a violation of any Person’s privacy, data protection or data security rights, nor has there been any court decision or order restricting or limiting the Company or its Subsidiaries’ use, transfer or disclosure of any customer information or information received through the Company Owned Web Sites. The consummation of the transactions contemplated hereby and by the Ancillary Documents and the transfer to Parent of any information the Company or its Subsidiaries receives through Company Owned Web Sites will not violate any Company Privacy Policy as they currently exist or as they existed at any time during which any such information was collected or obtained, or, to the Knowledge of the Company, Applicable Law.

(k)               The Company and its Subsidiaries comply with all Applicable Laws that govern the access to or security of Personal Information it collects or receives in the conduct of its business. With respect to such information, the Company and its Subsidiaries have taken reasonable measures to ensure that such information is protected against loss and against unauthorized access, use or disclosure. There has been no material unauthorized access of the Company and its Subsidiaries’ security systems used for the collection, storage or retrieval of such information or, to the Knowledge of the Company, misuse of such information.

(l)                 The Company and its Subsidiaries have taken reasonable measures consistent with industry practice to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries (“IT Systems”) from Contaminants or unauthorized access. The IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted. The IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects since being installed. There have been no material unauthorized intrusions or breaches of the security of any of the IT Systems, and the data and information which they store or process, including any Customer Information, has not been corrupted in any discernible manner or accessed without the authorization of the Company or its Subsidiaries. The Company and its Subsidiaries have implemented and maintain backup, security and disaster recovery technology and procedures consistent with reasonable information technology security practices for a company of the size and nature of the Company and its Subsidiaries, treated as a whole, and at least consistent with applicable industry standards.

(m)             The Company and its Subsidiaries have at all times materially complied with all Applicable Laws relating to the transmission of unsolicited commercial emails and mail and marketing campaigns initiated by the Company or its Subsidiaries, including with respect to any statements, disclosures, marketing or advertising materials provided by the Company or its Subsidiaries in connection therewith (“Company Campaigns”), including the CAN-SPAM Act of 2003 (codified at 15 U.S.C. §§ 7701-7713 and 18 U.S.C. § 1037), Sections 17529.1--17529.9 and Section 17538.45 of the California Business and Professions Code, the Junk Fax Prevention Act of 2005 (Pub.L. 109-21), the Do-Not-Call Implementation Act of 2003 (Pub.L. 108-10), the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Telephone Consumer Protection Act of 1991 (Pub.L. 102–243) and all similar Applicable Laws regarding consumer marketing. No Company Campaigns have been materially inaccurate, misleading or deceptive in a manner that would cause a material adverse effect on the Company or its Subsidiaries.

Section 4.13         Labor Matters.

(a)                Except as set forth on Schedule 4.13(a) of the Company Disclosure Schedules, during the past three (3) years: (i) neither the Company nor its Subsidiaries have been a party to, or bound by, any collective bargaining agreement, union agreement or Contract with respect to its employees, (ii) no labor union, labor organization, or works council has represented any employees of the Company and its Subsidiaries, (iii) no union organization campaign or, to the Knowledge of the Company, other activities to organize any employees of the Company or its Subsidiaries or compel the Company or its Subsidiaries to bargain with any labor organization has been in progress, or, to the Company’s Knowledge, threatened, and no question concerning representation has arisen respecting employees of the Company or its Subsidiaries, (iv) there have been no strikes, walkouts, work stoppages, picketing, boycotts, or lockouts, with respect to any employees of the Company or its Subsidiaries, or, to the Company’s Knowledge, threats thereof, (v) there have been no material union grievances or labor arbitrations against the Company or its Subsidiaries, or, to the Company’s Knowledge, threats thereof, and neither the Company nor its Subsidiaries have materially breached or failed to comply with the provisions of any collective bargaining agreement, and (vi) there have been no material unfair labor practice charges, Proceedings, or complaints against the Company or its Subsidiaries before the National Labor Relations Board or other similar Governmental Entity, or, to the Company’s Knowledge, threats thereof, and neither the Company nor its Subsidiaries have been found by the National Labor Relations Board or any court to have engaged in any material unfair labor practice in material violation of the National Labor Relations Act or any similar Applicable Laws.

(b)               Except as set forth on Schedule 4.13(b) of the Company Disclosure Schedules, during the past two years, neither the Company nor its Subsidiaries have been subject to any material Proceeding with respect to any material employment-related issues, including, but not limited to, applicants for employment, by the Office of Federal Contract Compliance Programs, the Occupational Safety and Health Administration, the Department of Labor, or other similar Governmental Entity, or subject to any material fines, penalties, or assessments as a result of any such Proceeding.

(c)                Except as set forth on Schedule 4.13(c) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries have any liability, whether absolute or contingent, including any obligations under any employee benefit plans, with respect to any misclassification of any person under any wage and hour laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(d)               Except as set forth on Schedule 4.13(d) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries have experienced or effected any “plant closing” or “mass layoff,” since August 22, 2007, as defined by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended (the “WARN Act”), or any similar state or local laws. Neither the Company nor its Subsidiaries have incurred any liability or obligation that remains unsatisfied under the WARN Act or any similar state or local laws relating to mass layoffs or plant closings.

Section 4.14         Insurance. Schedule 4.14 of the Company Disclosure Schedules contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination or intent to cancel has been received by the Company or its Subsidiaries with respect to any such policy during the three years prior to the date of this Agreement. Neither the Company nor its Subsidiaries are in material default under any such policies.

Section 4.15         Tax Matters. Except as set forth on Schedule 4.15 of the Company Disclosure Schedules:

(a)                (i) the Company and its Subsidiaries have duly and timely filed (or has had duly and timely filed on its behalf) in accordance in all material respects with the Applicable Law of all relevant domestic, federal, state, local and foreign Governmental Entities all material tax returns, information returns, statements, forms, filings and reports (including any schedule or attachment thereto and any amendment thereof) (each a “Tax Return”) required to be filed by or with respect to the Company and its Subsidiaries, taking into account valid extensions of the time within which to file, and (ii) all such Tax Returns are true, complete and correct in all material respects;

(b)               all material Taxes required to have been paid by or with respect to Company and its Subsidiaries (whether or not shown on any Tax Return whether disputed or not) have been duly and timely paid in accordance with Applicable Law, including Taxes which the Company and its Subsidiaries are required to withhold and any estimated Tax required to be paid;

(c)                any liability of the Company or its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been properly provided for on the Financial Statements in accordance with GAAP, and since the date of the Financial Statements, neither the Company nor its Subsidiaries have incurred any liability for Taxes outside of Taxes incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

(d)               there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or its Subsidiaries;

(e)                neither the Company nor its Subsidiaries are currently the subject of any audit or other proceeding by any Governmental Entity with respect to Taxes, no such proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Company or its Subsidiaries;

(f)                neither the Company nor its Subsidiaries have consented or requested to extend the time, or is the recipient of any extension of time, in which any Tax may be assessed or collected by any Governmental Entity (other than any extension which is no longer in effect or any extension in connection with valid extensions of the time within which to file a Tax Return) and neither the Company nor its Subsidiaries have waived any statute of limitations;

(g)                neither the Company nor its Subsidiaries have requested or is presently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions);

(h)               neither the Company nor its Subsidiaries have received from any Governmental Entity any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn nor has the Company or its Subsidiaries been notified in writing by any Governmental Entity of an intent to raise such issues;

(i)                 no written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns or otherwise pay Taxes that the Company or its Subsidiaries are or may be subject to Tax by or otherwise required to file Tax Returns in that jurisdiction;

(j)                 neither the Company nor its Subsidiaries (i) have been a member of or otherwise filed or been included in a Tax Return of an affiliated, consolidated, combined, unitary, or similar group for Tax purposes (other than the affiliated group (within the meaning of Section 1504 of the Code) of which the Company is the common parent); (ii) have incurred any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), by Contract, under Applicable Law or otherwise; or (iii) are a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, indemnity, sharing or similar agreement, except for any such Contract or agreement entered into in the ordinary course of business and not primarily related to Taxes;

(k)               neither the Company nor its Subsidiaries have engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations;

(l)                 neither the Company nor its Subsidiaries have distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in party by Section 355 or 361 of the Code;

(m)             no power of attorney granted by or with respect to the Company or its Subsidiaries for Taxes is currently in force, no ruling with respect to Taxes has been requested in writing by or on behalf of the Company or its Subsidiaries; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into or requested by or with respect to the Company or its Subsidiaries;

(n)               the Company has provided or made available to Parent prior to the date hereof true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or its Subsidiaries with respect to Taxes and all related correspondence with any Governmental Entity for all Tax periods ending on or after December 31, 2010;

(o)               neither the Company nor its Subsidiaries have made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to Taxes affecting or relating to the Company or its Subsidiaries and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods;

(p)               the Company and its Subsidiaries (i) have withheld all required amounts from its employees, agents, shareholders, contractors and other third parties and remitted such amounts to the proper authorities; (ii) have paid when due all employer contributions and premiums; and (iii) are in material compliance with all reporting obligations and Applicable Laws with respect to employee income Tax withholding, social security, unemployment Taxes and premiums;

(q)               neither the Company nor its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(r)                 neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date other than in the ordinary course of business; (ii) change in accounting method requested in writing by it or proposed in writing by any Governmental Entity prior to the Closing Date; or (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income law) executed on or prior to the Closing Date;

(s)                neither the Company nor its Subsidiaries are a party to any joint venture, partnership or other arrangement or contract that, could be treated as a partnership for federal income tax purposes; and

(t)                 neither the Company nor any of its Subsidiaries has made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.

Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount value or condition of, or any limitations on, any Tax asset or attribute of the Company or any of its Subsidiaries (e.g., net operating losses) arising in any Tax period or portion thereof ending on or prior to the Closing Date (each, a “Tax Attribute”), or the ability of Parent or any of its Subsidiaries (including the Surviving Corporation) to utilize such Tax Attributes after the Closing.

Section 4.16         Brokers. No broker, finder, financial advisor or investment banker, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has made available to Parent complete and accurate of copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees or expenses are payable.

Section 4.17         Real and Personal Property.

(a)                Owned Real Property. Schedule 4.17(a) of the Company Disclosure Schedules sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens; (ii) except as set forth in Schedule 4.17(a) of the Company Disclosure Schedules, neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein relating to its business; (v) there is no pending or, to the Knowledge of the Company, threatened condemnation proceeding affecting the Owned Real Property or any portion thereof; and (vi) the Company has made available to Parent or Merger Sub copies of each deed for each parcel of Owned Real Property and all title insurance materials (including exception documents), surveys, appraisals and similar materials relating to the Owned Real Property, in each case to the extent in the Company’s possession or control.

(b)               Leased Real Property. Schedule 4.17(b) of the Company Disclosure Schedules sets forth a true and complete list of all leases (each a “Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which the Company or its Subsidiaries are a tenant as of the date of this Agreement. Except as set forth on Schedule 4.17(b) of the Company Disclosure Schedules, as of the date of this Agreement (i) each Real Property Lease is valid and binding on the Company or its Subsidiaries party thereto, in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and has not been assigned, modified, supplemented or amended; (ii) neither the Company nor its Subsidiaries, and, to the Knowledge of the Company, none of the other parties thereto, are in breach or default under such Real Property Lease, and, to the Knowledge of the Company, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Real Property Lease; (iii) to the Knowledge of the Company, there are no written subleases, concessions or other contracts granting to any Person other than the Company and its Subsidiaries the right to use or occupy any Leased Real Property; (iv) to the Knowledge of the Company, there is no pending or written threat of condemnation affecting the Leased Real Property or any portion thereof; (v) to the Knowledge of the Company, there are no outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property; and (vi) the Company has made available to Parent or Merger Sub true and complete copies of each Real Property Lease.

(c)                Title to Assets. The Company and its Subsidiaries have good, valid and marketable title to all of the assets, properties and interests in properties (tangible and intangible) owned (or a valid leasehold interest with respect to assets that are leased) by the Company and its Subsidiaries and reflected on the Latest Balance Sheet, or acquired after the date of the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens. Such assets, properties and interests in properties (tangible and intangible) include all assets, properties and interests in properties (tangible and intangible) reasonably necessary to enable the Company and its Subsidiaries to carry on its business as conducted as of the date of this Agreement. All tangible personal property used by the Company and its Subsidiaries in the operation of its business is in reasonably good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property.

Section 4.18         Transactions with Affiliates. Schedule 4.18 of the Company Disclosure Schedules sets forth all loans, leases, Contracts or other arrangements between the Company or its Subsidiaries, on the one hand, and any stockholder, partner, member, director, officer, employee or Affiliate of the Company or its Subsidiaries, any member of such Person’s immediate family or any trust, partnership or corporation in which any of the foregoing Persons has a material economic interest, on the other hand (each, an “Affiliate Agreement”). Except as set forth on Schedule 4.18 of the Company Disclosure Schedules, neither the Company nor its Subsidiaries are indebted to any stockholder, director, officer, employee or Affiliate of the Company or its Subsidiaries (or any member of such Person’s immediate family or any trust, partnership or corporation in which any such Person has a material economic interest), except for amounts due as normal salaries and bonuses and in reimbursement of ordinary course expenses, and no such Person is indebted to the Company or its Subsidiaries. None of the Sellers have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or its Subsidiaries.

Section 4.19         Product Warranties; Defects; Services.

(a)                Each product (including any Software product) or service (including Software hosted as a service) developed, manufactured, sold, licensed, leased or delivered by the Company and its Subsidiaries during the two year period prior to the date of this Agreement (collectively, the “Company Products”) has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. No Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by Applicable Law. The Company has made available to Parent a copy of each of the standard terms or end user license agreement for each of the Company Products as in effect on the date hereof, other than agreements between any reseller of the Company Products and such resellers’ customers.

(b)               To the Company’s Knowledge, all services provided by the Company and its Subsidiaries to any third party during the two year period prior to the date of this Agreement were performed in conformity in all material respects with the terms and requirements of all applicable express and implied warranties and all applicable services agreements.

Section 4.20         Customers; Distributors.

(a)                Schedule 4.20(a) of the Company Disclosure Schedules lists each of the top 20 (a) customers and (b) vendors of the Company and its Subsidiaries, each in terms of revenues received in each of the fiscal years ended December 31, 2012 and December 31, 2011 and for the nine-month period ended September 30, 2013. As of the date of this Agreement, neither the Company nor its Subsidiaries have received notice from any customer identified on Schedule 4.20(a) of the Company Disclosure Schedules indicating that any such customer (i) has terminated, or intends to terminate or not renew its existing agreements with the Company or its Subsidiaries, (ii) intends to materially reduce its level of purchases from the Company or its Subsidiaries or (iii) intends to renegotiate pricing.

(b)               Schedule 4.20(b) of the Company Disclosure Schedule identifies, and provides a summary of all obligations or arrangements of the Company or its Subsidiaries to pay, any material commissions or other sales compensation to any employees or agents of any partner or distributor of the Company or its Subsidiaries.

Section 4.21         Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company, its Subsidiaries, its and their business or otherwise in connection with the Merger and the transactions contemplated hereby, and, if made, such representation or warranty may not be relied upon as having been authorized by the Company or the Sellers.

Article 5
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS AND THE REPRESENTATIVE

The Representative, in its capacity as Sellers’ representative, hereby makes the representations set forth in Section 5.1, Section 5.4 and Section 5.5 and each Seller, severally as to himself, herself or itself only and not jointly and severally or as to any other Seller, hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Authority, Consents and Approvals, No Violations.

(a)                Such Person has the requisite power and authority or, with respect to individuals, the capacity, to execute and deliver this Agreement, the Ancillary Documents to which he, she or it is or is specified to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which such Person is or is specified to be a party and the consummation of the transactions contemplated thereby will by the Closing) duly authorized by all necessary action (corporate or otherwise) on the part of such Person, and no other actions (corporate or otherwise) on the part of such Person are necessary to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Person is or is specified to be a party will by the Closing be) duly executed and delivered by such Person and constitutes a valid, legal and binding agreement of such Person (assuming that this Agreement has been and the Ancillary Documents to which such Person is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against such Person in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b)               Except as set forth on Schedule 5.1(b) of the Company Disclosure Schedules, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Person of this Agreement or the Ancillary Documents to which such Person is a party or the consummation by such Person of the transactions contemplated hereby or thereby, except for compliance with and filings under the HSR Act. Neither the execution, delivery or performance by such Person of this Agreement or the Ancillary Documents to which such Person is or is specified to be a party nor the consummation by such Person of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of such Person’s Governing Documents (if applicable), (ii) except as set forth on Schedule 5.1(b) of the Company Disclosure Schedules, result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract to which such Person is a party or by which the equity interests in the Company owned by such Person may be bound or affected, (iii) violate any Order or Applicable Law to which such Person or any of its properties, assets or equity interests in the Company is subject to or bound or (iv) result in the creation of any Lien upon any of the equity interests in the Company owned by such Person.

Section 5.2 Ownership. Such Seller is the lawful owner, of record and beneficially, of the equity interests in the Company owned by such Seller listed opposite such Seller’s name on Schedule 4.2(a) of the Company Disclosure Schedules and such Seller has good title to such equity interests, free and clear of any Liens. There are no Contracts between such Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Capital Stock.

Section 5.3 Investment Representations. Except as set forth on Schedule 5.3 of the Company Disclosure Schedules, such Seller (a) is acquiring the Parent Common Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, such Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof; (b) is an “accredited investor” as defined in Rule 501(a) under the Securities Act; (c) has reviewed the representations concerning Parent contained in this Agreement and has made such inquiry of Parent as such Seller deemed appropriate; (d) has sufficient knowledge and experience in finance and business that such Person is capable of evaluating the risks and merits of its investment in Parent and such Seller is able financially to bear the risks thereof; (e) has not been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this Agreement and the transactions contemplated hereby; and (f) understands that the Parent Common Stock issuable in the Merger has not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, and such Parent Common Stock cannot be sold, transferred or otherwise disposed of unless the resale of such shares is subsequently registered under the Securities Act or an exemption from registration is then available.

Section 5.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Person.

Section 5.5 Litigation. There is no Proceeding pending or, to the knowledge of such Person, threatened against such Person or such Person’s properties, assets or equity interests in the Company, or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Section 5.6 Disclaimer of Other Representations and Warranties. The Sellers and the Representative do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the Sellers or the Representative to make any representation or warranty relating them in connection with the Merger and the transactions contemplated hereby, and, if made, such representation or warranty may not be relied upon as having been authorized by the Sellers or the Representative.

Article 6
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, except as set forth in the disclosure schedules (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any matter disclosed in one section of such disclosure schedules shall be deemed to be disclosed in such other sections of such disclosure schedules to which its relevance is readily apparent on the face of such information), dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Schedules”), as follows:

Section 6.1 Organization. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted and to consummate the transactions contemplated by this Agreement, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Merger. Merger Sub was formed for purposes of the transactions contemplated by this Agreement, and has not carried on any business other than the execution of this Agreement and the Ancillary Documents, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 6.2 Authority. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Parent and Merger Sub are parties prior to Closing will be) duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been (and the Ancillary Documents to which Parent and Merger Sub are parties prior to Closing will be) duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub are or are specified to be parties will be duly authorized, executed and delivered by the other parties thereto), enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by the Bankruptcy and Equity Exception. The board of directors of Parent, at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Merger, the Share Issuance and the other transactions contemplated hereby.

Section 6.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.5, and the Sellers’ and the Representative’s representations and warranties contained in Section 5.1(b), no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger and (iii) those set forth on Schedule 6.3 of the Parent Disclosure Schedules. Neither the execution, delivery nor performance by Parent or Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub are, or are specified to be, a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) except as set forth on Schedule 6.3 of the Parent Disclosure Schedules, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any Order or Applicable Law to which Parent or Merger Sub or any of their respective properties or assets are subject to or bound, except in the case of clauses (b) and (c) above, for violations which would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.4 Capitalization.

(a)                As of December 18, 2013, the authorized capital stock of Parent consists of (i) 175,000,000 shares of Parent Common Stock, of which 43,963,059 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent, of which no shares are issued or outstanding. As of December 18, 2013, there are (i) outstanding employee stock options to purchase an aggregate of 3,552,979 shares of Parent Common Stock (of which options to purchase an aggregate of 2,660,728 are exercisable), (ii) restricted stock unit award with respect to an aggregate of 975,516 shares of Parent Common Stock and (iii) performance stock unit awards with respect to an aggregate of 229,583 shares of Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued and fully paid and nonassessable and all shares of Parent Common Stock that may be issued pursuant to any stock option will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid, and, in each case, are and will be free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities laws) or Liens (other than Permitted Liens).

(b)               The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

Section 6.5 SEC Documents; Undisclosed Liabilities.

(a)                Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December 31, 2011 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntarily basis on Form 8-K or otherwise, the “Parent SEC Documents”).

(b)               As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a Parent SEC Document filed on or before the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                The consolidated financial statements of Parent contained in the Filed Parent SEC Documents (the “Parent Financial Statements”) have been prepared from the books and records of Parent and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Parent Financial Statements fairly present (i) the financial position of Parent and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations, changes in stockholders’ equity and cash flows of Parent and its Subsidiaries for the fiscal period covered thereby.

(d)               Except for matters reflected or reserved against in the Parent Financial Statements, neither Parent nor any of its Subsidiaries has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice that are not material individually or in the aggregate, (ii) are incurred in connection with the transactions contemplated by this Agreement, or (iii) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of clarity, the representations and warranties in this Section 6.5(d) shall not be deemed to extend to the substance of any of the specific portions of the representations and warranties qualified by “knowledge of Parent” in this Article 6, which substance is set forth exclusively in such specific portions of the applicable representations and warranties.

Section 6.6 Absence of Changes. Except as set forth on Schedule 6.6 of the Parent Disclosure Schedules, during the period beginning on the date of the latest balance sheet included in the Filed Parent SEC Documents and ending on the date of this Agreement, a Parent Material Adverse Effect has not occurred or existed.

Section 6.7 Litigation. All material Proceedings involving Parent or its Subsidiaries, as of the date hereof, are disclosed in the Filed Parent SEC Documents.

Section 6.8 Permits; Compliance with Law. Except as set forth on Schedule 6.8 of the Parent Disclosure Schedules, (i) Parent or its Subsidiaries holds, and currently is (and during the last two years has been) in compliance with, all Permits necessary for the lawful conduct of their respective businesses as presently conducted and (ii) all such Permits are (and during the last two years have been) in full force and effect, except for the failure to hold such Permits or of such Permits to be in full force and effect that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole. During the past two years, (x) no material violations have been recorded in respect of any material Permit and (y) none of Parent nor its Subsidiaries has received written notice relating to the revocation or modification of any material Permits or alleging that it is not or may not be in material compliance with, or has, or may have any, material liability under any material Permits. No material Proceeding is pending or, to Parent’s knowledge, threatened to revoke or limit any Permit, nor has any such Proceeding been pending at any time during the prior two years. None of Parent or its Subsidiaries or their respective properties or assets, or to Parent’s knowledge, any of Parent’s or its Subsidiaries’ directors, officers or employees (solely in their capacities as such), are currently, nor have any such Persons been at any time during the past two years, subject to any material Orders. Parent and its Subsidiaries are, and for the two years have been, in compliance with all Applicable Laws, except for noncompliance or violations that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

Section 6.9 Financing. Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letters from such Debt Financing Sources dated on or about the date hereof together with the executed fee letters referenced therein (except that the fee amounts, pricing caps and other economic terms (none of which would adversely affect the amount or availability of the debt financing) set forth therein, but not the references to the subject of the flex terms, if any, have been redacted) (such letters collectively, the “Debt Commitment Letters”) from the financial institutions identified therein (the “Debt Financing Sources”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”). As of the date hereof, the Debt Commitment Letters have not been amended or modified, and the respective obligations and commitments contained in such letters have not been withdrawn, terminated, rescinded, amended or modified. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letters, the net proceeds contemplated by the Debt Commitment Letters, together with cash on hand at Parent, will in the aggregate be sufficient for Merger Sub and the Surviving Corporation to, on and after the date of the Closing, pay the aggregate Common Per Share Cash Amount and satisfy the obligations of Parent and Merger Sub under this Agreement. The Debt Commitment Letters are in full force and effect as of the date hereof, and the Debt Commitment Letters constitute valid and binding obligations of Parent and Merger Sub and, to the knowledge of Parent, each other party thereto, enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (1) constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other party thereto, (2) to the knowledge of Parent, result in a failure of any condition to the Debt Financing or (3) to the knowledge of Parent, otherwise result in any portion of the Debt Financing being unavailable on the date of the Closing. As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub in the full contemplated amount thereof on the date of the Closing. There are no conditions precedent or contingencies to the obligations of the parties under the Debt Commitment Letters (including pursuant to any “flex” provisions or otherwise) to make the full amount of the Debt Financing available to Parent on the terms therein except as expressly set forth in the Debt Commitment Letters. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing that could adversely affect the availability of the Debt Financing other than as set forth in the Debt Commitment Letters.

Section 6.10         Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to Article 2 of this Agreement upon consummation of the Merger (the “Share Issuance”) have been duly authorized and when issued and delivered in accordance with the terms of this Agreement will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any preemptive rights. The Share Issuance does not require the vote or approval of the stockholders of Parent under the rules of NASDAQ.

Section 6.11         Brokers. No broker, finder, financial advisor or investment banker, other than Evercore Group L.L.C., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates for which the Sellers or the Company or its Subsidiaries may become liable.

Section 6.12         Investment Intent. Parent is acquiring the shares of Common Stock as an investment for its own account and not with a view to the distribution thereof. Parent shall not sell, transfer, assign, pledge or hypothecate any of the shares of Common Stock in the absence of registration under, or pursuant to an applicable exemption from, Federal and applicable state securities laws.

Section 6.13         Solvency. As of the Effective Time and immediately after giving effect to the Merger and the other transactions contemplated by this Agreement (including the payment of all amounts payable pursuant to Article 2 in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the consolidated assets of Parent and its Subsidiaries will exceed (i) the value of all consolidated liabilities of Parent and its Subsidiaries, including contingent and other liabilities (without duplication), (ii) the amount that will be required to pay the probable liabilities of each of Parent and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Parent and its Subsidiaries, on a consolidated basis, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) Parent and its Subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

Section 6.14         Disclaimer of Other Representations and Warranties. Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.

Article 7
COVENANTS

Section 7.1 Conduct of Business.

(a)                Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, except as set forth on Schedule 7.1(a) of the Company Disclosure Schedules: (A) conduct its business in the ordinary course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (B) use reasonable best efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business and (C) not do any of the following without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

                                                                            (i)            (x) adopt any amendments to their respective Governing Documents, (y) create, form or dissolve any Subsidiaries or (z) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

                                                                           (ii)            issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any equity interests or grant any option or issue any warrant to purchase or subscribe for any of such equity interests or issue any securities convertible into such equity interests, other than shares of Common Stock issued pursuant to the exercise of Company Options outstanding on the date of this Agreement;

                                                                          (iii)            (x) declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities or (y) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its securities or effect any recapitalization, stock dividends, stock split or like change in its capitalization;

                                                                          (iv)            acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person;

                                                                           (v)            (A) other than in the ordinary course of business consistent with past practice, materially amend, extend, enter into or terminate any Material Contract (or Contract that would be classified as a “Material Contract” if entered into prior to the date hereof); or (B) amend, extend, enter into or terminate any Affiliate Agreement or Real Property Lease (or Contract that would be classified as an “Affiliate Agreement” or “Real Property Lease” if entered into prior to the date hereof), as applicable;

                                                                          (vi)            except for (1) annual base salary increases in the ordinary course of business consistent with past practice, (2) new hires with a base salary not exceeding $125,000 in the ordinary course of business consistent with past practice and (3) annual changes to the Company’s commission plans in the ordinary course of business consistent with past practice, (A) increase the compensation, bonus, pension, welfare, severance or other fringe benefits payable to, or make any new equity awards to, any Person; (B) pay or grant any severance, termination or change-of-control benefit to any Person in excess of $100,000 per Person (which if not paid out prior to the Closing out of Closing Cash, shall constitute a Seller Expense); (C) adopt, amend or terminate any Employee Benefit Plan (unless such adoption or amendment is required to reflect applicable changes in the law) or amend the terms of any outstanding equity-based awards; (D) other than as expressly required by this Agreement, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in the mandatory provisions, if any, of such Employee Benefit Plan; (E) change the manner in which contributions to Employee Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP or for routine adjustments in the ordinary course of business consistent with past practice; (F) make or forgive any loans to directors, members, managers, officers or employees of the Company or its Subsidiaries (other than advances of expenses made in the ordinary course); or (G) amend or enter into a new collective bargaining agreement;

                                                                         (vii)            incur, assume or amend any Indebtedness, except for current liabilities incurred in the ordinary course of business consistent with past practice;

                                                                        (viii)            make, change or revoke any material Tax election, adopt or change any Tax accounting period or any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, or destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Entity;

                                                                           (ix)            sell or otherwise dispose of any (x) Business Intellectual Property or (y) assets in excess of $250,000 in the aggregate or subject to any Lien any of its properties or assets, except for Permitted Liens;

                                                                            (x)            (x) except as required by GAAP or Applicable Law, make any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes, (y) write-down or write-up the value of any asset, or, other than in the ordinary course of business consistent with past practice, write-off any accounts receivable or notes receivable or (z) accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or otherwise fail to pay accounts payable and other business obligations or to collect accounts receivable, in each case in this clause (z) other than in the ordinary course of business consistent with past practice;

                                                                           (xi)            settle any Proceedings that, as a condition to such settlement, require payment in excess of $250,000 or result in any limitation of the conduct of the Company or its Subsidiaries’ businesses;

                                                                         (xii)            (x) make any capital expenditures in excess of 5% of the expenditures provided for in the capital expenditure budgets for 2013 or 2014, each of which are is attached to Schedule 7.1(a)(xii)(x) of the Company Disclosure Schedules, or (y) incur or commit to any other obligations or liabilities other than in the ordinary course of business consistent with past practice not exceeding, individually or in the aggregate, $1,000,000;

                                                                         (xiii)            cancel, abandon or allow to lapse any Business Intellectual Property owned by the Company or its Subsidiaries, or grant any licenses under any Business Intellectual Property, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice;

                                                                         (xiv)            cancel, surrender, allow to expire or fail to renew any material Permits;

                                                                          (xv)            materially change an existing line of business or enter into any new line of business; or

                                                                         (xvi)            authorize, commit or agree to take or do, whether in writing or otherwise, any of the actions specified in this Section 7.1.

(b)               From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall, and shall cause each of its Subsidiaries to, except as set forth on Schedule 7.1(b) of the Parent Disclosure Schedules: (A) conduct its business in the ordinary course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (B) use reasonable best efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business and (C) not, without consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

                                                                             (i)            (x) adopt any amendments to their respective certificates of incorporation or bylaws that would have a material adverse effect on the Merger or the consummation of the Closing or that would adversely affect the Sellers in a manner that does not affect all holders of Parent Common Stock generally or (y) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its significant Subsidiaries (excluding internal corporate reorganizations);

                                                                            (ii)            reclassify, split, combine or subdivide the Parent Common Stock, except to the extent that Parent similarly adjusts the Stock Consideration issuable at the Closing pursuant to this Agreement to reflect any such action;

                                                                           (iii)            declare, set aside or pay a dividend on, or make any other distribution in respect of, the Parent Common Stock, except to the extent that Parent sets aside a proportionate amount of consideration that was or will be paid in such dividend or distribution that would have been or will be received by the Sellers had they been stockholders of Parent (as if the Closing had occurred) at the time that such dividend or distribution was paid for payment to the Sellers at the Closing;

                                                                          (iv)            incur or assume any Indebtedness other than (A) the Debt Financing; (B) Indebtedness incurred in the ordinary course of business consistent with past practice; or (C) Indebtedness that would have a material adverse effect on the ability of Parent to obtain the Debt Financing; or

                                                                           (v)            acquire or propose to acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof if such acquisition is subject to the reporting requirements of the HSR Act and could reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 7.2 Tax Matters

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(a)                Indemnification by the Sellers. The Sellers (severally but not jointly based on each Seller’s Pro Rata Share) shall be liable for, pay (or caused to be paid) and indemnify and hold harmless the Purchaser Indemnitees from and against all Losses with respect to any:

                                                                             (i)            Taxes imposed by Applicable Law on or with respect to any Seller or the Representative;

                                                                            (ii)            Taxes imposed on the Company or its Subsidiaries (or for which the Company or its Subsidiaries may otherwise be liable) with respect to any Pre-Closing Tax Period;

                                                                           (iii)            Taxes of any other Person imposed on the Company or its Subsidiaries or for which the Company or its Subsidiaries otherwise may be liable arising as a result of (A) the Company or its Subsidiaries having been a member of an affiliated, consolidated, combined or unitary, or similar group during any Pre-Closing Tax Period, (B) transferee or successor liability to the extent such liability results from or relates to any transaction undertaken by or with respect to the Company or its Subsidiaries prior to the Closing Date, or (C) by Contract, to the extent such liability relates to a Contract entered into prior to the Closing Date, except to the extent such Taxes are allocable to the Post-Closing Tax Period with respect to any such Contract that remains in effect after the Closing in accordance with Section 7.2(j)(i);

                                                                          (iv)            any breach or nonperformance of any representation or warranty in Section 4.15, or any covenant in Section 7.1(a)(viii) or this Section 7.2 of the Company or its Subsidiaries, any Seller or the Representative relating to Taxes (A) in this Agreement or (B) in any certificate or other instrument or document delivered by the Company to Parent and Merger Sub pursuant to this Agreement (provided that for the purposes of this clause (iv), qualifications as to material, materiality, Company Material Adverse Effect, Knowledge or other qualifiers of similar import contained in such representations and warranties shall not be given effect for determining whether a breach of such representations and warranties has occurred or for purposes of calculating any Losses);

                                                                            (v)            Transaction Payroll Taxes; and

                                                                           (vi)            all transfer, excise, sales, use, value added, stamp, documentary, filing, recordation, real property transfer Taxes and other similar Taxes ("Transfer Taxes") that are imposed on or with respect to any of the Parties hereto in connection with the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnitees shall not be entitled to recover Losses for claims made with respect to Section 7.2(a)(ii) through Section 7.2(a)(vi) in excess of an amount equal to the then remaining portion of the Escrow Funds (with the Stock Consideration being valued at the Current Parent Market Price). In connection with any claim for indemnification pursuant to Section 7.2(a)(i), each Seller shall only be severally liable for his, her or its Pro Rata Share of any Losses (individually or in the aggregate) resulting from such claim, and no Seller shall be responsible for aggregate Losses in excess of his, her or its Pro Rata Share of the Merger Consideration.

(b)               Straddle Periods. For purposes of this Section 7.2, in the case of Taxes of or with respect to the Company or its Subsidiaries that are imposed with respect to any Tax period beginning on or before the Closing Date and ending after the end of the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be:

                                                                             (i)            in the case of Taxes that are based upon or related to income or receipts, the amount of Tax determined on an interim closing of the books method as of (and including) the Closing Date (provided that depreciation and amortization deductions determined on an annual basis (other than with respect to property placed in service after the Closing) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period); and

                                                                            (ii)            in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c)                Payment of Tax Obligations. Whenever the Sellers or the Representative shall be required to pay Parent an amount pursuant to this Section 7.2, such payments shall be made no later than five Business Days after such payments are requested in writing by Parent and Parent provides reasonable documentary evidence of the amount of such Taxes; provided, however, that the Purchaser Indemnitees shall only recover such Losses from the Escrow Funds and shall not be entitled to recover such Losses in excess of an amount equal to an the then-remaining portion of the Escrow Funds (with the Stock Consideration being valued at the Current Parent Market Price). Any payment pursuant to this Section 7.2 or Article 10 shall be reduced by the amount of any Tax benefit actually realized in cash in connection with the payment or incurrence of such Losses.

(d)               Refunds and Credits. Provided that the related Taxes either (i) have been paid by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) have been reflected as a liability in the calculation of the Merger Consideration pursuant to Section 2.10(b) or (iii) have resulted in an indemnification payment to a Purchaser Indemnitee, any refunds of Taxes or credits for overpayment of Taxes that are actually received in cash, or actually reduce the cash Taxes required to be paid, by Parent, the Company or the Surviving Corporation or any of their Subsidiaries shall be for the account of the Sellers, and Parent will, and will cause the Surviving Corporation or any of their Affiliates to, deliver and pay over to the Representative for the benefit of the Sellers any such refund or the amount of any such credit within 10 Business Days after receipt. All other refunds and credits, including any refunds or credits reflected as assets in the Closing Working Capital shall be for the account of the Surviving Corporation, Parent or their respective Subsidiaries, as applicable.

(e)                Transfer Taxes. Any Transfer Taxes that are imposed by Applicable Law on any Sellers shall be paid by Sellers in the time and manner required by Applicable Law. The Sellers, the Representative and Parent will cooperate (and cause their Subsidiaries and representatives to cooperate) to timely prepare any Tax Return or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(f)                Tax Returns.

                                                                             (i)            The Sellers or the Representative shall cause the Company to file or cause to be filed in the time and manner required by Applicable Law all Tax Returns of or with respect to the Company or its Subsidiaries (i) that are due after the date hereof and on or prior to the Closing Date or (ii) that solely relate to any Pre-Closing Tax Period (regardless of when such Tax Return is due), and the Sellers or the Representative shall cause the Company to pay or cause to be paid in the time and manner required by Applicable Law all Taxes due with respect to such Tax Returns. All such Tax Returns shall be prepared and filed in accordance with past practices unless otherwise required by Applicable Law. At least 15 days prior to filing any such Tax Return that is an income or other material Tax Return, the Sellers or the Representative shall cause the Company to submit a copy of such Tax Return to Parent for Parent’s review, and shall consider in good faith Parent’s reasonable comments. Subject to Section 7.2(e), all other Tax Returns of or with respect to the Company or its Subsidiaries, shall be filed or caused to be filed by Parent. To the extent that any such Tax Return relates to Taxes for which the Sellers may be liable pursuant to Section 7.2(a), such Tax Returns shall be filed by Parent in the time and manner required by Applicable Law, and Parent shall pay or cause to be paid all Taxes due with respect to such Tax Returns (subject to Parent’s right to indemnification pursuant to Section 7.2(a)). Until the Release Date (or such later time as all claims made by the Purchaser Indemnitees prior to the Release Date have been fully resolved), all such Tax Returns relating to any Pre-Closing Tax Period shall be prepared and filed in accordance with past practices unless otherwise required by Applicable Law. Until the Release Date (or such later time as all claims made by the Purchaser Indemnitees prior to the Release Date have been fully resolved), at least 15 days prior to filing any such Tax Return relating to any Pre-Closing Tax Period that is an income or other material Tax Return, Parent shall cause the Company to submit a copy of such Tax Return to Representative for Representative’s review, and shall consider in good faith Representative’s reasonable comments. Any items reflected on a Tax Return submitted for review to Parent or the Representative in accordance with this Section 7.2(f) with respect to which they are unable to agree after negotiating in good faith for 10 Business Days shall be referred to the Accounting Firm for resolution as promptly as practicable. The determination of the Accounting Firm shall be final, conclusive and binding for all purposes hereunder. If a Tax Return is required by Applicable Law to be filed or a payment made before the Accounting Firm has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Tax Return shall be filed or payment made as determined by Parent, and shall be amended if necessary to reflect the determination of the Accounting Firm with respect to the disputed items. The costs of the Accounting Firm shall be borne in substantially the same manner as set forth in Section 2.10(b)(ii)(C).

                                                                           (ii)            None of Parent, the Company, the Surviving Corporation or any of their Subsidiaries shall amend any previously filed Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period to the extent that such Tax Return relates to Taxes for which the Sellers are liable pursuant to Section 7.2(a) without the prior written consent of the Representative, which consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, and notwithstanding anything to the contrary herein, neither the amount of Taxes reflected on any such amended Tax Return nor the consent of the Representative to the filing thereof shall be dispositive of the right of any Purchaser Indemnitee to indemnification pursuant to this Agreement.

(g)                Contests.

                                                                             (i)            If a Governmental Entity asserts a claim for Taxes against the Company or its Subsidiaries and (ii) Sellers could be responsible for any portion of those Taxes under Section 7.2(a) (any such claim, a “Tax Claim”), then the Party first receiving notice of such Tax Claim shall promptly provide to Parent, the Surviving Corporation and the Representative written notice specifying in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity in respect of such Tax Claim; provided, however, that the failure of such party to give such prompt and detailed notice shall not relieve the other party of any of its obligations under this Section 7.2, except if and only to the extent that the other party is actually and materially prejudiced thereby.

                                                                           (ii)            If, within 30 days after the Representative receives notice of a Tax Claim (whether from a Governmental Entity or pursuant to Section 7.2(g)(i)), which relates solely to Taxes for which Sellers would be responsible under Section 7.2, the Representative provides to Parent a written notice in which the Representative elects to contest, and to control the defense or prosecution of, such Tax Claim, then, subject to the provisions of this Section 7.2(g), the Representative shall have the right to defend or prosecute and the right to control, at the Sellers’ sole cost and expense, such Tax Claim by all appropriate proceedings. Parent shall be entitled to control the defense of all other Tax Claims of the Company and its Subsidiaries. For any Tax Claim that the Representative is entitled to control pursuant to this Section 7.2(g) or that relates to a Tax for which the Sellers are responsible pursuant to Section 7.2(a), (i) the Party controlling the defense or prosecution of the Tax Claim (the “Controlling Person”) shall defend or prosecute the Tax Claim diligently and in good faith; (ii) the Controlling Person shall not enter into any compromise or settlement of such Tax Claim without the prior written consent of the other Parties (the “Non-Controlling Person”), which shall not be unreasonably withheld, conditioned or delayed; (iii) the Controlling Person shall inform the Non-Controlling Person of all material developments and events relating to such Tax Claim (including providing to the Non-Controlling Person copies of relevant portions of all written materials relating to such Tax Claim); (iv) the Non-Controlling Person shall cooperate with the Controlling Person and its representatives in good faith in order to contest effectively such Tax Claim; and (v) the Non-Controlling Person or its authorized representative shall be entitled, at its own expense (or, in the case of the Representative, at the expense of the Sellers), to attend and participate in, all conferences, meetings and proceedings relating to such Tax Claim.

(h)               Cooperation on Tax Matters. Subject to Section 7.2(g), the Parties shall reasonably cooperate in connection with the filing of any Tax Return, in any audit, litigation or other proceeding with respect to Taxes, and in allowing the Representative to review Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods to determine or verify the proper amounts payable as refunds hereunder (provided, that, such Tax Returns will be limited to pro forma copies of such Tax Returns that relate solely to the Company and its Subsidiaries). Such cooperation shall include the reasonable retention and the provision of copies of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Parent will, and will cause the Surviving Corporation and its Subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries and which relate to a Pre-Closing Tax Period until the expiration of the applicable statute of limitations (taking into account any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity. All of such information provided pursuant to this Section 7.2(h) shall be treated as Confidential Information pursuant to the terms of, and as defined in, the Confidentiality Agreement. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party hereto (including with respect to the transactions contemplated by this Agreement). For the avoidance of doubt, at or before the Closing, the Company shall deliver or make available to Parent true, correct and complete copies of all Tax Returns of the Company filed with respect to Tax periods ending on or after December 31, 2010.

(i)                 Tax Classification of Indemnification Payments. The Parties agree to treat any indemnification payments made pursuant to this Agreement as an adjustment to the purchase price for all Tax purposes, to the fullest extent permitted by Applicable Law.

(j)                 Additional Tax Covenants.

                                                                             (i)            Tax Sharing Agreements. Unless Parent otherwise requests in writing or such Contract or agreement is entered into in the ordinary course of business and is not primarily related to Taxes, any Tax sharing, Tax indemnity, Tax allocation or similar agreements (whether oral or written) between the Company or its Subsidiaries, on the one hand, and any other Person, on the other hand, shall be terminated prior to the Closing and the Company and its Subsidiaries shall have no liability thereunder after the Closing.

                                                                            (ii)            Powers of Attorney. The Company and its Subsidiaries shall cause each power of attorney with respect to any Tax matters granted by or on behalf of the Company or its Subsidiaries to be terminated as of the day prior to the Closing Date unless Parent requests in writing that, or grants its written consent for, such power of attorney to remain in effect thereafter.

                                                                           (iii)            Survival. The representations and warranties in this Agreement relating to Taxes shall survive until the Release Date and the covenants and agreements set forth in this Agreement relating to any Tax matter shall survive indefinitely; provided, that, the obligations of the Sellers and the Representative to indemnify and hold harmless Parent for Taxes (and Losses attributable thereto) pursuant to this Section 7.2 shall not survive beyond the Release Date except for claims for indemnification asserted prior to the Release Date (which claims shall survive until final resolution thereof) and shall be limited, for the avoidance of doubt, to the then remaining portion of the Escrow Funds (with the Stock Consideration being valued at the Current Parent Market Price).

                                                                         (iv)            Exclusivity. Notwithstanding any other provision of this Agreement to the contrary, all matters relating to Taxes shall be governed exclusively by the provisions of this Section 7.2 and Section 2.8(d), Section 2.9(a), Section 2.9(b), Section 2.12(a)(i), Section 2.12(a)(ii), Section 3.4, Section 3.5, Section 3.7, Section 4.15, Section 7.1(a)(viii), Section 7.11, Section 10.6(b), Section 10.6(c) and Section 10.8(c); provided, however, that the foregoing shall not apply to matters covered by Section 4.10 or Section 7.7 (relating to matters pertaining to employees).

(k)               Tax Attributes. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not have any indemnification obligations to any Parent Indemnitee with respect to (i) the ability of Parent or any of its Affiliates (including the Surviving Corporation) to utilize any Tax Attributes after the Closing, or any Losses incurred by reason of any reduction in any of the foregoing with respect to their availability in Post-Closing Tax Periods, whether such reduction occurs by reason of the carryback or other utilization of such Tax Attribute by the Company, the filing of any amended Tax Return for the Company, the redetermination of the amount of such Tax Attribute by any taxing authority or otherwise; provided, that nothing in this Section 7.2(k) shall affect the indemnification obligations of the Sellers pursuant to Section 7.2(a)(ii); (ii) any Taxes attributable to any action taken by the Company or any of its Subsidiaries on the Closing Date after the Closing outside of the ordinary course of business (including making a Code Section 338(g) election or similar election); and (iii) any Taxes attributable to any Tax period or portion of a period beginning after the Closing for which the Sellers are not otherwise liable pursuant to Section 7.2(a)(iii) or Section 7.2(a)(iv) as a result of a breach or inaccuracy of the representations or warranties in Section 4.15(j), Section 4.15(k), Section 4.15(l), Section 4.15(t) Section 4.15(r) or Section 4.15(i); provided, that in the case of breaches of the representations and warranties contained in Section 4.15(i), the Sellers shall not have any indemnification obligations to any Parent Indemnitee with respect to any Taxes attributable to any Tax period or portion of a period beginning after the Closing following the one year anniversary of the Closing.

Section 7.3 Access to Information. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall (a) provide to Parent and Merger Sub and their authorized representatives during normal business hours reasonable access to all books, records, assets, properties and personnel of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company or its Subsidiaries) and (b) furnish as promptly as practicable to Parent and Merger Sub and their authorized representatives any information concerning the Company and its Subsidiaries that Parent may reasonably request. All of such information shall be treated as Confidential Information. Notwithstanding anything herein to the contrary, no such information shall be furnished to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of the Subsidiaries is bound.

Section 7.4 Efforts to Consummate.

(a)                Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 8). Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to notify and to obtain consents of all Governmental Entities as necessary or advisable to consummate the transactions contemplated by this Agreement. Each Party shall make an appropriate filing pursuant to the HSR Act and with any applicable other Governmental Entity for which a competition filing is required in each case, with respect to the transactions contemplated by this Agreement, at a time mutually agreed by Parent and the Company (and shall use their respective reasonable best efforts to make such filing not later than January 2, 2014) and thereafter shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act or Applicable Law governing a foreign competition filing. Each of Parent and the Company shall, in their respective filings pursuant to the HSR Act, request early termination of the waiting period under the HSR Act. Without limiting the foregoing, (i) the Company and Parent shall not extend any waiting period or comparable period under the HSR Act or enter into any Contract with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and (ii) Parent, Merger Sub and the Company agree to take all actions that are reasonably necessary or reasonably advisable or as may be reasonably required by any Governmental Entity to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall such efforts be deemed to include (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or its Subsidiaries or any entity, facility or asset of Parent or its Subsidiaries, (B) terminating, amending or assigning existing relationships and contractual rights and obligations or (C) amending, assigning or terminating any existing Contracts and entering into any new Contracts. All HSR Act filing fees shall be borne by Parent. The Company shall use reasonable best efforts to obtain executed Joinders and executed counterparts to the Stockholders Agreement prior to Closing from each Seller who has not signed this Agreement and the Stockholders Agreement.

(b)               Subject to the terms of Section 7.4(a), in the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use commercially reasonable efforts to defend against such Proceeding and, if an Order is issued in any such Proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; provided, however, that the Company may not settle any stockholder lawsuits related to the foregoing without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                Within a reasonable period of time prior to the Closing, Parent shall deliver to each Accredited Stockholder the information that is required to be provided to such Accredited Stockholders under Rule 502 of Regulation D (“Regulation D”) promulgated by the SEC under the Securities Act so that the issuance of shares of Parent Common Stock in the Merger will qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act under Regulation D. The Company shall provide any disclosure or other information regarding the Company reasonably required by Parent for inclusion in any disclosure materials delivered by Parent to the Accredited Stockholders pursuant to this Section 7.4(c) and the Company agrees that all information provided by it for such purpose will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Any and all information provided by Parent to the Accredited Stockholders pursuant to this Section 7.4(c) (other than any information provided by the Company expressly for inclusion therein) will comply in all material respects with Regulation D and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.5 Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize, direct or permit any Seller or any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents or representatives (“Company Representatives”), to, directly or indirectly: (i) solicit, initiate or encourage the submission of any Alternative Proposal; (ii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal; or (iii) enter into any agreement, letter of intent, agreement in principal, merger agreement, share or asset acquisition agreement, exchange agreement, option agreement or similar agreement with respect to an Alternative Proposal, or consummate the transactions contemplated by an Alternative Proposal. The Company shall immediately cease all discussions, negotiations and other activities described in the immediately preceding sentence to the extent they are occurring or have occurred on or prior to the date hereof. Any violation by any Company Representative of the restrictions listed in this Section 7.5 shall be deemed a breach by the Company of this Section 7.5. The term “Alternative Proposal” means any proposal, transaction or offer by a Person (other than Parent and Merger Sub): (a) for any merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction directly or indirectly involving the Company, its subsidiaries or its equity holders pursuant to which the equity holders of the Company immediately preceding such transaction hold less than 85% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (b) for any initial public offering or private placement of securities of the Company (or any roadshows therefor or the filing, confidential submission or distribution of a registration statement, prospectus or other offering document therefor), or for the acquisition, issuance, sale or exchange (including without limitation by tender or exchange offer) of equity interests or securities (x) of or from the Company or its equity holders representing in excess of 5% of the voting power of the then outstanding shares of Capital Stock or (y) of the Company’s subsidiaries; (c) for the acquisition or exchange of any material assets of the Company or its Subsidiaries (other than any such transactions in the ordinary course of the Company’s business consistent with past practice, but which in any event do not exceed 10% of the Company’s consolidated assets or revenues, individually or in the aggregate); (d) for the sale, lease, exchange, exclusive license, mortgage, pledge or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of any material assets of the Company or its subsidiaries (other than any such transactions in the ordinary course of the Company’s business consistent with past practice, but which in any event do not exceed 10% of the Company’s consolidated assets or revenues, individually or in the aggregate); or (e) for any transaction similar to, or having a similar effect as, any of the transactions described in the foregoing clauses (a), (b), (c) or (d); and in any of the preceding clauses, in one transaction or in a series of transactions. The Company shall notify Parent promptly in writing if any proposal, offer, inquiry or other contact with or by any Person with respect to an Alternative Proposal, is made. Any such notice to Parent shall indicate in reasonable detail the conditions of such proposal, offer, inquiry or other contact.

Section 7.6 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of (x) the Closing Date, (y) the termination of this Agreement in accordance with its terms or (z) such time, if any, as the Company reasonably determines that any such meetings would have a detrimental effect on the Company’s business, the Company shall use commercially reasonable efforts to assist Parent and Merger Sub, upon the reasonable request of Parent, in arranging meetings and facilitating access for Parent and Merger Sub and its representatives with customers and suppliers of the Company and its Subsidiaries; provided that the Company shall be present at all times during any such meetings or conversations.

Section 7.7 Employee Benefits Matters.

(a)                If requested by Parent, the Company will adopt all necessary resolutions to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to the Closing Date (but such termination may be contingent upon the Closing). Immediately prior to any such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). In the event any 401(k) Plan is terminated, the Company shall provide Parent with a copy of resolutions duly adopted by the Company so terminating any such 401(k) Plan.

(b)               For a period of one year following the Closing Date (or, with respect to continuation of bonus opportunity, until the end of Parent’s fiscal year 2014), Parent agrees that each employee of the Company who continues employment with Parent, the Surviving Company or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided (except as mutually agreed as between the Parent and any Continuing Employees) with (A) base salary and bonus opportunity (at current payout level consistent with past practice over the past 24 months) not less favorable than the base salary and bonus opportunity (at current payout level consistent with past practice over the past 24 months) provided to each such Continuing Employee (excluding any Continuing Employees with employment agreements) immediately prior to the Effective Time and (B) benefits either (1) on similar terms as benefits are provided to similarly situated employees of Parent or (2) that are not materially less favorable in the aggregate than the benefits provided by the Company, in each case as of immediately prior to the date of this Agreement. Nothing in this Agreement (i) shall require Parent, the Surviving Company or any of their Subsidiaries to continue to employ any particular Continuing Employee following the Closing Date, or (ii) shall be construed to prohibit Parent, the Surviving Company or any of their Subsidiaries from amending or terminating any Employee Benefit Plan.

(c)                Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual), subject to any required approval of the applicable insurance provider, which Parent shall use commercially reasonable efforts to procure, for service with the Company (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Company or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees that Continuing Employees become newly eligible to participate in following the Closing Date, subject to any required approval of the applicable insurance provider, if any, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(d)               Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) shall constitute an amendment to or any other modification of any Employee Benefit Plan, (iii) shall be construed to prohibit Parent, the Company or any of their Subsidiaries from amending or terminating any Employee Benefit Plan or (iv) shall create any third party beneficiary rights in favor of any Continuing Employees or others Persons.

Section 7.8 Notification. From the date hereof until the Closing Date, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall give reasonably prompt written notice to the other Parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party that is contained in this Agreement to be untrue or inaccurate in any material respect as if such representation and warranty were made at such time and (b) such Party to fail to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement.

Section 7.9 Releases. Notwithstanding anything contained herein to the contrary, in consideration of the execution, delivery and performance by Parent and Merger Sub of this Agreement, effective as of the date of this Agreement, each of the Sellers (each, a “Releasing Party”) hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES the Surviving Corporation, the Company and its Subsidiaries, Parent, Merger Sub, and each of their respective Affiliates, together with each of their respective past and present officers, directors, partners, members, trustees, employees, stockholders, agents, attorneys and representatives (each, a “Released Party”), from any and all Losses, causes of action or suits in law or equity, of whatever kind or nature that any Releasing Party ever had or may now have against any Released Party to the extent related to the Company and its Subsidiaries and that have accrued or arisen prior to the date of this Agreement, including those based on any fact or circumstance arising from such Seller’s past or current ownership, as applicable, of any Capital Stock or Company Options (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers or stockholders) or claims arising out of Affiliate Agreements, whether based on contract or any Applicable Law in any jurisdiction, including under California Civil Code Section 1542, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the foregoing, nothing in this Section 7.9 shall or be deemed to release any rights or obligations of any Releasing Party (a) pursuant to and subject to the terms of this Agreement (including to receive any Stock Consideration received by the Releasing Party); (b) pursuant to and subject to the terms of any Ancillary Documents to which the Releasing Party is a party; (c) pursuant to and subject to the terms of any indemnification agreement between the Releasing Party and the Company (including indemnification provided for under applicable Law) in effect on the date of this Agreement or any insurance policy (including directors’ and officers’ liability insurance policies) maintained by the Company or its successor for the benefit of the Releasing Party; (d) pursuant to and subject to the terms of any Employee Benefit Plan; (e) pursuant to and subject to the terms of the Company’s or its Subsidiaries’ Governing Documents (to the extent not terminated pursuant to Section 7.12); or (f) for accrued but unpaid compensation and business-related expenses, each as incurred in the ordinary course of business. The Company and the applicable Seller shall take the actions set forth on Schedule 7.9 prior to the Closing.

Section 7.10         Resignation of Officers and Directors. The Company shall use its commercially reasonable efforts to obtain the resignations of (i) all of the officers and directors of the Company and its Subsidiaries listed on Schedule 7.10 of the Company Disclosure Schedules effective as of the Effective Time, and (ii) such other officers and directors of the Company and its Subsidiaries as Parent designates to the Company in writing at least 10 days prior to the Effective Time, with all such resignations to become effective at the Effective Time, it being understood and agreed that, for purposes of the immediately preceding clauses (i) and (ii), in the case of any such officer, such resignation shall represent solely such Person’s resignation from his or her official officer capacity with the Company or its applicable Subsidiary, and shall not otherwise affect such Person’s employment status with the Company or its Subsidiaries, and shall not be deemed a breach or waiver by any such person of any rights under any employment or similar agreement to which such Person is a party.

Section 7.11         Confidentiality; Publicity.

(a)                The Parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and the provisions of which are by this reference incorporated herein.

(b)               Without the consent of the Company, from and after the Closing, the Representative shall not, and shall direct the Sellers not to, use or disclose to any Person, except (i) as compelled by Applicable Law or any Governmental Entity, (ii) to the extent necessary for the preparation for and prosecution or defense of any Proceeding involving Parent and by or against any Seller (provided that in the case of clause (ii), in no event shall any Seller or the Representative publicly disclose any Confidential Information) or (iii) to the extent it is necessary to disclose the Merger or the Merger Consideration in the preparation and filing of any Tax Return or Tax election relating to the Sellers or their Affiliates, any Confidential Information for any reason or purpose whatsoever, nor shall the Representative make use of any Confidential Information for such Seller’s own purposes or for the benefit of any Person except for the Company, Parent and each of their respective Affiliates; provided, however, that with respect to clause (i) above, the Representative shall provide the Company with prompt prior written notice of the need to disclose Confidential Information and shall cooperate with the Parent to the extent Parent may seek to limit such disclosure, including, if requested, by taking reasonable steps to resist or narrow any such disclosure or to obtain confidential treatment, a protective order or other remedy with respect to such Confidential Information.

(c)                From and after the date hereof, no press release or announcement concerning this Agreement or the transactions contemplated hereby will be issued by the Company, on the one hand, or Parent or the Surviving Corporation, on the other hand, without the prior consent of Parent or the Representative, as the case may be, which consent shall not be unreasonably withheld, except as such release or announcement may be required by Applicable Law, in which case the Party required to make the release or announcement will, to the extent practicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. The Parties have agreed upon a joint press release announcing the transactions contemplated by this Agreement, which shall be issued promptly following the execution of this Agreement.

Section 7.12         Termination of Certain Agreements. On or prior to the Closing Date, the Company shall have delivered evidence satisfactory to Parent of the termination of all agreements set forth on Schedule 7.12 of the Company Disclosure Schedules, including Sponsor Agreements, effective as of the Effective Time without any further action by the parties thereto or any further liability of the Company or its Subsidiaries thereunder, except as required to effect the consummation of the transactions contemplated hereby and the obligations hereunder.

Section 7.13         Financial Statements and Reports.

(a)                From the date hereof to the Closing Date, the Company shall furnish to Parent as soon as available, the unaudited and consolidated balance sheets and income statements of the Company and its Subsidiaries (all to be prepared in accordance with GAAP consistently applied) showing its financial condition as of the close of such month and the results of operations during such month and for the elapsed portion of the Company’s fiscal year, in each case, setting forth comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year.

(b)               The Company shall promptly furnish to Parent, as soon as available, (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2013 (which shall be provided to Parent no later than 90 days following December 31, 2013) and the related audited consolidated statements of income, cash flows and stockholders’ equity for the fiscal year of the Company then ended (which shall be provided to Parent no later than 45 days following the end of each such fiscal quarter) and (ii) such financial information of the Company and its Subsidiaries as is required to market and consummate the Debt Financing, including to the extent required for such purpose, the reviewed under SAS 100 consolidated balance sheet of the Company and its consolidated Subsidiaries, and the related reviewed under SAS 100 consolidated statement of operations, changes in stockholders’ equity and cash flows, for each quarter ended March 31, June 30, September 30, and December 31, of fiscal year 2012 and 2013.

Section 7.14         Indemnification and Exculpation.

(a)                Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to or as of the Closing Date existing as of the date hereof in favor of the current or former directors, officers or other employees of the Company or its Subsidiaries and the respective Affiliates of any of such directors, officers or other employees currently indemnified by the Company or its Subsidiaries (collectively, the “Covered Persons”) as provided in their respective Governing Documents, indemnity agreements in effect on the date of this Agreement or as provided pursuant to a resolution of the Company Board or the board of directors of such Subsidiary adopted on or prior to the date of this Agreement, as applicable, shall survive the transactions contemplated by this Agreement and be obligations of the Company or its Subsidiaries and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing Date.

(b)               Prior to Closing, the Company may purchase (at Parent’s expense) a directors’ and officers’ liability insurance “tail” policy from its current provider that maintains the Company’s directors’ and officers’ liability insurance coverage as in effect as of the date hereof, covering claims arising from facts or events which occurred at or prior to the Closing. Such “tail” policy shall be reasonably acceptable to Parent.

(c)                Parent shall, and shall cause the Surviving Corporation to, honor all of the obligations of the Company and its Subsidiaries to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to or as of the Closing Date to the extent that such obligations of the Company and its Subsidiaries, as applicable, exist on the date of this Agreement (and if any statute is amended to provide for benefits that are more favorable to the Covered Persons, then each Covered Person shall be entitled to the benefits of such amendment), whether pursuant to the Governing Documents of the Company and its Subsidiaries, indemnity agreements, board resolution or otherwise), in each case solely to the extent that the Company or its Subsidiaries have made such documents available to Parent prior to the date hereof, and such obligations shall survive the Closing and shall continue in accordance with the terms of such Governing Documents from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions. For six years following the Closing, the Governing Documents of the Surviving Corporation and its Subsidiaries shall contain provisions with respect to indemnification, reimbursement, contribution, hold harmless and exculpation from liability that are no less favorable to the Covered Persons than those set forth in the Governing Documents Company and its Subsidiaries on the date of this Agreement, solely to the extent that the Group Companies have made such documents available to Parent prior to the date hereof.

(d)               After the Closing, in the event that all or substantially all of the business, stock or assets of the Company and its Subsidiaries is sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then Parent and the Surviving Corporation shall, in each such case, take action to ensure that the successors and assigns of the Company and its Subsidiaries, as applicable, assume the obligations set forth in this Section 7.14. The provisions of this Section 7.14(d) shall apply to all of the successors and assigns of the Surviving Corporation and its Subsidiaries.

(e)                The provisions of this Section 7.14 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 7.14, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 7.14, and (ii) in addition to, and not in substitution for, any other rights to indemnification, reimbursement or contribution that any such Person may have by contract or otherwise.

Section 7.15         Further Assurances. From time to time following the Closing, each of the Parties shall execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the transactions contemplated by this Agreement.

Section 7.16         Stockholder Written Consent. Immediately following the execution and delivery of this Agreement, the Sellers who are party hereto shall execute and deliver to the Company and Parent an irrevocable written consent of stockholders in the form of Annex I hereto evidencing the approval and adoption of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, which written consent shall constitute the Requisite Stockholder Approval. MPL (Cayman) LP hereby consents to the Merger pursuant to Section 8.3 of the Fourth Amended and Restated Investor Rights Agreement of the Company, dated as of August 16, 2011, by and among MPL (Cayman) LP and certain Sellers party thereto, as amended by Amendment No. 1, dated April 26, 2013. The Company and each Seller hereby waive any and all transfer restrictions, co-sale rights, rights of first offer or refusal, rights or requirements of notice, or other provisions, if any, in each case under each Governing Document of the Company that would conflict with, impede or prevent this Agreement or the transactions contemplated hereby.

Section 7.17         Payoff of Closing Indebtedness. The Company shall use its commercially reasonable efforts to obtain, at least three Business Days prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which Closing Indebtedness is owing (whether or not then due and payable), in each case (a) setting forth the amount to be paid on the Closing Date, together with wire transfer instructions; (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company and its Subsidiaries in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item; and (c) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item.

Section 7.18         Financing.

(a)                Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing described in the Debt Commitment Letters on the terms and conditions described therein including using reasonable best efforts (i) to maintain in effect the Debt Commitment Letters until the consummation of the transactions contemplated hereby, (ii) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letters (collectively, the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letters or, if available, on other terms (to the extent they are less favorable to Parent) that are acceptable to Parent and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein, (iii) to satisfy on a timely basis all conditions to funding in the Debt Commitment Letters and Debt Financing Agreements (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under Section 7.18(b)) and to consummate the Debt Financing at or prior to the Closing, and (iv) to enforce its rights (including through litigation) under or with respect to the Debt Commitment Letters and the Debt Financing Agreements. Parent and Merger Sub shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Financing Agreements without the prior written consent of the Company to the extent such amendments, modifications or waivers would reasonably be expected to (A) reduce the aggregate amount of cash proceeds available from the Debt Financing to fund the amounts required to be paid by Parent or Merger Sub under this Agreement below the amount of cash on hand at Parent and cash on hand at the Company which, in the aggregate, is sufficient for Merger Sub and the Surviving Corporation to, on and after the date of the Closing, pay the aggregate Common Per Share Cash Amount, (B) impose new or additional conditions or otherwise be reasonably likely to prevent or delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or adversely impact the ability of Parent or Merger Sub to enforce its rights (including through litigation) against the other parties to the Debt Commitment Letters or the Debt Financing Agreements. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any actual or alleged breach or default by any party to any of the Debt Commitment Letters or Debt Financing Agreements, (y) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to any actual or alleged breach, default, termination or repudiation by any party to any of the Debt Commitment Letters or any Debt Financing Agreement or any provisions of the Debt Commitment Letters or any Debt Financing Agreements, or (z) if Parent and Merger Sub determine in good faith that they will not be able to satisfy any of the obligations to, or otherwise be able to obtain, some or any portion of the Debt Financing prior to the Termination Date. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Common Per Share Cash Amount and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from the same or alternative sources in an amount that, when combined with the amount of cash on hand at Parent and cash on hand at the Company, in the aggregate is sufficient for Merger Sub and the Surviving Corporation to, on and after the date of the Closing, pay the aggregate Common Per Share Cash Amount on terms and conditions not materially less favorable, in the aggregate, to the Company or Parent than the terms set forth in the Debt Commitment Letters (including the flex provisions thereof). Any reference in this Agreement to (1) the “Debt Financing” shall include any such alternative financing, (2) the “Debt Commitment Letters” shall include the commitment letters and the corresponding fee letter with respect to any such alternative financing, (3) the “Debt Financing Agreements” shall include the definitive agreements with respect to any such alternative financing and (4) the “Debt Financing Sources” shall include the financing institutions contemplated to provide any such alternative financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.18(a) shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (including the flex provisions), or agree to any “market flex” term less favorable to Parent, Merger Sub or the Surviving Company than such corresponding market flex term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b)               Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause the Company Representatives to provide all cooperation reasonably requested by Parent and Merger Sub that is customary or necessary in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Commitment Letters to be satisfied, including: (i) assisting with the preparation of Offering Documents; (ii) preparing and furnishing to Parent and the Debt Financing Sources as promptly as practicable with all Required Information and all other available pertinent information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent to assist in preparation of the Offering Documents; (iii) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, including direct contact between such senior management of the Company and its Subsidiaries and the Debt Financing Sources and other potential lenders in the Debt Financing; (iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter; (v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors; (vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its Subsidiaries as of immediately prior to the Effective Time to the extent required by, or necessary to satisfy conditions precedent under, the Debt Commitment Letters) and other customary documents as may be reasonably requested by Parent; (vii) facilitating the pledging of collateral for the Debt Financing; (viii) requesting from the Company’s existing lenders such customary documents in connection with re-financings as requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge; (ix) furnishing Parent and the Debt Financing Sources with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended); (x) assisting Parent in obtaining all documents, affidavits, estoppels and signatures required in connection with title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent; and (xi) cooperating with Parent, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing. Parent and Merger Sub acknowledge and agree that prior to the Effective Time, the Company and its Affiliates and their representatives shall not have any responsibility for, or incur any liability to any Person under, any Debt Financing in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.18 and that Parent and Merger Sub shall, jointly and severally, indemnify and hold harmless the Company and its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with this Section 7.18(b), except to the extent arising or resulting from such Persons’ gross negligence or willful misconduct. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company and its Subsidiaries and their respective representatives in connection with this Section 7.18(b).

(c)                The Company hereby consents to the use of the Company’s name, trademarks and logos in connection with the Debt Financing in substantially the same manner currently being used. In connection with any Offering Document prepared by Parent and used to market any debt securities or debt financing contemplated pursuant to the Debt Commitment Letters prior to the Closing, the Company will, upon request of Parent, use its reasonable best efforts to periodically update any Required Information included in such Offering Document so that Parent may ensure that such Required Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

(d)               Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing is not a condition to Closing and that, subject to Section 9.3 and Section 12.14 the obligations of Parent and Merger Sub under this Agreement are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Debt Commitment Letters.

Section 7.19         Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 7.20         280G Waivers. The Company shall obtain prior to the Effective Time a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder in a form reasonably acceptable to Parent, from each Person whom the Company believes might otherwise receive, have received or have the right or entitlement to receive any parachute payment under Section 280G of the Code. The Company shall deliver each such parachute payment waiver to Parent on or before the Closing Date. The Company shall use its reasonable best efforts to obtain the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed parachute payment waivers by the affected Persons above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

Article 8
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1 Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)                any waiting period under the HSR Act applicable to this Agreement or the Merger shall have expired or shall have been terminated;

(b)               all authorizations, consents, orders or approvals of, or material declarations or filings with or expiration or termination of waiting periods imposed by, any Governmental Entity pursuant to Applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred;

(c)                no Applicable Law, temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect; and

(d)               to the extent required by the rules of NASDAQ, the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 8.2 Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Merger Sub and Parent to consummate the Merger are subject to the satisfaction (or, if permitted by Applicable Law, waiver by Merger Sub and Parent) of the following conditions:

(a)                each of the (i) Fundamental Representations of the Sellers, the Representative and the Company shall be true and correct in all respects (other than de mimimus inaccuracies) as of the date hereof and as of the Closing Date as though then made (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), and (ii) other representations and warranties of the Sellers, the Representative and the Company contained in this Agreement (disregarding all qualifications or limitations therein as to materiality or Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), provided that this clause (ii) shall be deemed satisfied if the failure of any such representations and warranties (disregarding all qualifications or limitations therein as to materiality or Company Material Adverse Effect) to be true and correct, either individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)               the Company, the Representative and the Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Company, the Representative and the Sellers under this Agreement on or prior to the Closing Date;

(c)                since the date of this Agreement, there shall not have occurred or exist a Company Material Adverse Effect;

(d)               prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

                                                                           (i)             a certificate of the chief executive officer or chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a) and Section 8.2(b) are satisfied;

                                                                           (ii)            a certificate, dated as of the Closing Date, signed by the Secretary of the Company and certifying (A) that the Governing Documents of the Company (copies of which shall be attached to the certificate) are true, complete and correct in all respects and remain unamended and in full force and effect and (B) that the resolutions of the Company’s board of directors (copies of which shall be attached to the certificate) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been approved and adopted;

                                                                         (iii)            true, correct and complete copies of duly executed written resignations of each of the directors and officers of the Company and each of its Subsidiaries set forth on Schedule 7.10 of the Company Disclosure Schedules; and

                                                                         (iv)            an affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Parent in compliance with the Code and Treasury Regulations certifying facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to Section 1445 of the Code;

(e)                each Ancillary Document shall have been executed by the parties thereto (other than Parent and Merger Sub) and delivered to Parent; and

(f)                Parent shall have received executed Joinders and executed counterparts to the Stockholders Agreement, duly executed by the Persons listed on Schedule 8.2(f) of the Company Disclosure Schedules.

Section 8.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Company) of the following conditions:

(a)                each of the (i) Fundamental Representations of Parent and Merger Sub shall be true and correct in all respects (other than de mimimus inaccuracies) as of the date hereof and as of the Closing Date as though then made (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), and (ii) other representations and warranties of Parent contained in this Agreement (disregarding all qualifications or limitations therein as to materiality or Parent Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), provided that this clause (ii) shall be deemed satisfied if the failure of any such representations and warranties (disregarding all qualifications or limitations therein as to materiality or Parent Material Adverse Effect) to be true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)               Parent and Merger Sub shall each have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)                since the date of this Agreement, there shall not have occurred or exist a Parent Material Adverse Effect;

(d)               prior to or at the Closing, each of Parent and Merger Sub shall have delivered to the Company a certificate in form and substance reasonably satisfactory to the Company of an authorized officer of Parent and an authorized officer of Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(e)                the Ancillary Documents shall have been executed by each party thereto (other than the Company, the Sellers and the Representative) and delivered to the Company.

Section 8.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such Party’s failure to use the requisite standard of efforts to cause the Closing to occur as required by Section 7.4 and Section 7.18.

Article 9
TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                by mutual written consent of Parent and the Company;

(b)               by Parent, if the Company, the Sellers or the Representative shall have breached in any material respect any of the representations or warranties of the Company, the Sellers or the Representative (as applicable) set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if the Company, the Sellers or the Representative (as applicable) has failed to perform any covenant or agreement on the part of the Company, the Sellers or the Representative (as applicable) set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within 20 days after written notice thereof is delivered to Representative; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Parent or Merger Sub is then in material breach of this Agreement;

(c)                by the Company, if Parent or Merger Sub shall have breached in any material respect any of the representations or warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within 20 days after written notice thereof is delivered to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if any Seller, the Representative or the Company or its Subsidiaries is then in material breach of this Agreement;

(d)               by either Parent or by the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is 180 days after the date hereof (the “Termination Date”); provided, however, that if on such 180th day the conditions in Article 8 shall not have been satisfied or waived, then the Termination Date shall be extended one time by an additional 90 days (and such 90th day after the 180th day shall be the “Termination Date”); and provided, further, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article 8, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d);

(e)                by either Parent or by the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have complied with its obligations under Section 7.4 to remove such Order; or

(f)                by the Company if, after the Marketing Period has ended, (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which would be satisfied at the time of termination as if such time were the Closing), (ii) the Company has irrevocably notified Parent in writing (x) that all of the conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which would be satisfied at the time of termination as if such time were the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.3 for the purpose of consummating the Closing and (y) the Company is ready, willing and able to consummate the Closing; (iii) Parent fails to consummate the Closing within three Business Days following the date the Closing was required to be consummated pursuant to Section 2.2; and (iv) the Company stood ready, willing and able to consummate the Closing during such three Business Day period.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become void and of no further force and effect and all rights and obligations of any Party hereto shall cease with the exception of the provisions of this Section 9.2, Section 9.3, Article 11, Article 12 and the last sentence of Section 7.3 (and any defined terms associated therewith), each of which provisions shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing, but subject to Section 9.3, nothing in this Article 9 shall be deemed to release, or limit the liabilities of, any Party from any liability for any fraud or willful and material breach by such Party of any representation, warranty or covenant contained in this Agreement.

Section 9.3 Parent Termination Fee

(a)                In the event that this Agreement is terminated by the Company pursuant to Section 9.1(f) as a result of the failure of the Debt Financing to be funded in accordance with the Debt Commitment Letters when the parties thereto were otherwise obligated to do so, then Parent shall pay to the Company a termination fee of $25,000,000 in cash (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account designated by the Company no later than two Business Days after the date of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). If Parent becomes obligated to pay the Parent Termination Fee pursuant to this Section 9.3 under circumstances where the Parent Termination Fee is payable, then (i) the Parent Termination Fee shall be deemed to be liquidated damages for, and shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), of the Company, its Subsidiaries, the Sellers, the Representative, the Stockholders or any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers, employees, advisors and counsel or Affiliates (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Debt Financing Sources or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers, employees, advisors, counsel or Affiliates (collectively, the “Parent Related Parties”) for any and all Losses suffered or incurred by the Company Related Parties in connection with this Agreement, the Debt Commitment Letters (and the termination hereof and thereof), the transactions contemplated hereby and thereby (and the abandonment or termination hereof and thereof) or any matter forming the basis for such termination, and neither the Company, the Company Related Parties nor any other Person shall be entitled to bring or maintain any Proceeding against any Parent Related Parties arising out of or in connection with this Agreement, the Debt Commitment Letters, any of the transactions contemplated hereby or thereby (or the abandonment or termination hereof or thereof) or any matters forming the basis for such termination under circumstances where the Parent Termination Fee is payable and Parent pays the Parent Termination Fee to the Company; and (ii) the Company Related Parties agree that the maximum aggregate monetary liability of the Parent Related Parties, if any, shall be limited to the amount of the Parent Termination Fee, and, subject to Section 9.3(b), in no event shall any Company Related Party seek to recover, whether at law, in equity, in contract, in tort or otherwise, any monetary damages in excess of the Parent Termination Fee.

(b)               The Parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Parties would have entered into this Agreement. Accordingly, if Parent fails to timely pay the Parent Termination Fee under circumstances where it is payable, and, in order to obtain such payment, the Company commences a Proceeding that results in an award against the Parent for such fee, then Parent shall pay to the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date that such payment was required to be made.

(c)                Notwithstanding anything to the contrary in this Agreement, the Company’s rights set forth in this Section 9.3 shall be the sole and exclusive remedies available to the Company and the Company Related Parties against any Parent Related Parties for any Loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, in each case under circumstances where the Parent Termination Fee is payable and paid; provided that (1) under no circumstances will the Company or the Company Related Parties be entitled to monetary damages, reimbursement of expenses, indemnification or other payment in excess of the amount of the Parent Termination Fee where the Parent Termination Fee is payable and paid; and (2) while the Company may pursue both a grant of specific performance in accordance with Section 12.14 and the payment of the Parent Termination Fee under Section 9.3(a), under no circumstances shall the Company or the Company Related Parties be permitted or entitled to receive both a grant of specific performance of Parent’s and Merger Sub’s obligation to consummate the Merger and any money damages, including all or any portion of the Parent Termination Fee.

Article 10
SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

Section 10.1         Survival of Representations and Covenants. Other than the survival of the representations and warranties in this Agreement contained in Section 4.15 (the “Tax Representations”), which shall be governed exclusively by the provisions of Section 7.2(j)(iii), the representations and warranties of the Company, Parent, the Representative and the Sellers contained in this Agreement or in any certificate delivered pursuant to Section 8.2(d)(i) or Section 8.3(d) shall survive the Closing until the earlier of 5:00 p.m. New York time on the day that is (x) the date of completion of one full audit cycle (which full audit cycle occurs in its entirety after the Closing) of Parent and (y) 15 months following the Closing Date (the “Release Date”). The representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization of the Company and its Subsidiaries), Section 4.3 (Authority; Board Approval; Requisite Stockholder Approval), Section 5.1 (Authority, Consents and Approvals, No Violations), Section 5.2 (Ownership), Section 5.3 (Investment Representations), Section 6.1 (Organization), Section 6.2 (Authority) and Section 6.4 (Capitalization) are collectively referred to as the “Fundamental Representations”. All representations and warranties of the Company, Parent, the Representative and the Sellers contained herein (other than the Fundamental Representations and all Tax Representations) are collectively referred to as the “Non-Fundamental Representations”. All covenants and agreements set forth herein (other than those relating to Taxes, the survival of which shall be governed exclusively by Section 7.2(j)(iii)) (i) requiring performance on or prior to the Closing shall not survive the Closing, except that the right to bring any claims for indemnification in respect of any breach thereof shall survive until the Release Date; and (ii) requiring performance following the Closing shall survive the Closing in accordance with their respective terms and shall survive indefinitely if no term is specified.

Section 10.2         General Indemnification.

(a)                Subject to the other provisions of this Article 10, each Seller shall, severally but not jointly based on each Seller’s Pro Rata Share, indemnify, defend and hold each of Parent, Merger Sub, the Company and their respective officers, directors, employees, partners, stockholders, Affiliates, agents and representatives, and any successors or assigns of any of the foregoing (each, a “Purchaser Indemnitee”), harmless from any damages, losses, liabilities, Taxes, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) actually incurred or sustained that arise out of or result, directly or indirectly, from: (i) any breach of any representation or warranty (other than the Tax Representations, which shall be governed exclusively by Section 7.2) made by the Company, the Sellers or the Representative (A) contained in this Agreement or (B) in any certificate or other instrument or document delivered by the Company to Parent and Merger Sub pursuant to this Agreement (provided that for the purposes of the foregoing clause (i), qualifications as to material, materiality, Company Material Adverse Effect or other qualifiers of similar import contained in such representations and warranties shall not be given effect for determining whether a breach of such representations and warranties has occurred or for purposes of calculating any Losses), (ii) any breach by the Sellers or the Representative or, prior to Closing, the Company, of any of their respective covenants or agreements contained herein (other than those relating to Taxes, which shall be governed exclusively by Section 7.2), (iii) any payment in respect of Appraisal Shares in excess of the consideration that otherwise would have been payable in respect of such Appraisal Shares in accordance with this Agreement had such Sellers not pursued their rights to appraisal under the DGCL, and any costs or expenses (including reasonable attorneys’ fees) in connection with any Proceeding in respect of any Appraisal Shares; (iv) the failure of any item set forth in the Merger Consideration Allocation Schedule to be accurate, true and correct in all respects as of the Closing; (v) any claims by (x) any Seller relating to or arising out of the misallocation of Merger Consideration among the Sellers by the Company, the Representative or the Paying Agent (including payments made by Parent or the Surviving Corporation at the direction of the Representative or the Paying Agent and the misallocation of distributions to the Sellers out of the Escrow Amount, if any) and (y) any Person after the Effective Time for payment relating to equity securities of Company issued and outstanding immediately prior to the Effective Time (including the Eligible Options and RSUs), (vi) any Indebtedness of the Company that is not included in Closing Indebtedness and (vii) any Seller Expenses not taken into account in the Estimated Cash Merger Consideration or the Final Cash Merger Consideration. None of Parent, Merger Sub or the Surviving Corporation shall have any liability with respect to the allocation and payment of proceeds to the former holders of Common Stock and the former holders of Company Options and RSUs resulting from any payments made to such former holders pursuant to this Agreement. The Sellers and the Representative hereby covenant not to sue Parent, Merger Sub or the Surviving Corporation for any Losses resulting from their respective reliance on such directions, which includes reliance on the Merger Consideration Allocation Schedule.

(b)               Subject to the other provisions of this Article 10, from and after the Closing, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, indemnify, defend and hold each Seller and their respective officers, directors, employees, partners, stockholders, Affiliates, agents and representatives, and any successors or assigns of any of the foregoing (each a “Seller Indemnitee”), harmless from any Losses actually incurred or sustained that arise out of or result, directly or indirectly, from: (i) any breach of any representation or warranty made by Parent or Merger Sub (A) contained in this Agreement or (B) in any certificate or other instrument or document delivered to the Company or the Representative pursuant to this Agreement (provided that for the purposes of the foregoing clause (i), qualifications as to material, materiality, Parent Material Adverse Effect or other qualifiers of similar import contained in such representations and warranties shall not be given effect for determining whether a breach of such representations and warranties has occurred or for purposes of calculating any Losses); and (ii) any breach by Parent or Merger Sub of any of its covenants or agreements contained herein.

(c)                The obligations to indemnify and hold harmless pursuant to this Section 10.2 shall survive the consummation of the transactions contemplated hereby for the applicable periods set forth in Section 10.1, except for claims for indemnification asserted prior to the end of an applicable period (which claims shall survive until final resolution thereof). It is the intention of the Parties that, other than in the case of fraud, all applicable statutes of limitations or other claims periods with respect to claims for Losses be shortened to the applicable claims periods and survival periods expressly set forth herein.

(d)               Notwithstanding anything herein to the contrary, in the event that any Seller fails to execute this Agreement or a Joinder prior to the final resolution of any Loss, then each Seller that has executed this Agreement or a Joinder by such time shall assume its Pro Rata Share of all such non-executing Sellers’ indemnification obligations that would be covered by the Escrow Amount (and, with respect to claims limited by Section 10.5(a)(iii), the Stock Consideration until the 180th Day) pursuant to this Section 10.2. Solely for purposes of the immediately preceding sentence, both the numerator and the denominator of the definition of “Pro Rata Share” shall be interpreted so as to give no effect to the number of shares of Common Stock or Option Shares or RSU Shares held by each Seller that fails to execute this Agreement or a Joinder prior to the final resolution of any Loss, determined at the time such Losses are paid by the Seller Indemnitees.

Section 10.3         Inter-Party Claims. In order for a Purchaser Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article 10, the Indemnified Party shall provide the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) a Notice of Claim promptly after occurrence of the event giving rise to such Indemnified Party’s claim for indemnification; provided, however, that failure to give such Notice of Claim shall not affect the indemnification provided hereunder, except to the extent (and only to the extent) the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. The Indemnified Party and its Subsidiaries shall (and shall cause their representatives to) provide the Indemnifying Party, upon request, reasonable access during normal business hours and upon reasonable advance notice to the books, records and assets of the Indemnified Party and its Subsidiaries that evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon reasonable advance notice during normal business hours, to interview any executive officer or senior employee of the Indemnified Party with knowledge of the factual circumstances underlying such claim at a mutually convenient time if reasonably necessary for the Indemnifying Party to evaluate such claim. If the Indemnifying Party disputes its liability with respect to any such claim, then the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Article 12.

Section 10.4         Third Party Claims.

(a)                If a claim, action, suit or proceeding (other than a claim, action, suit or proceeding with respect to Taxes, which shall be governed exclusively by Section 7.2), by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is made against an Indemnified Party, and if such Person intends to seek indemnity with respect thereto under this Section 10.4(a), such Indemnified Party shall within fifteen days give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder except to the extent (and only to the extent) that the Responsible Party shall have been actually and materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. The Responsible Party shall have 30 days after receipt of such Notice of Claim to, if it so chooses, assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (the fees and expenses of such counsel to be borne by the Indemnified Party). Notwithstanding the foregoing, if (A) in the good faith, reasonable opinion of Parent after consultation with outside counsel, a Third Party Claim against a Purchaser Indemnitee (i) involves an issue or matter which would reasonably be expected, if adversely determined, to adversely affect such Purchaser Indemnitee other than as a result of monetary damages or (ii) involves a claim that the Representative could not control without there being a conflict of interest (as determined in good faith after consultation with outside counsel) or (B) a Chosen Court, upon petition by the Indemnified Party, determines that the Responsible Party failed or is failing to vigorously prosecute or defend such Third Party Claim, then in each case, Parent shall have the right to control the defense or settlement of such Third Party Claim. If the Responsible Party assumes the conduct of the defense of such Third Party Claim, so long as the Responsible Party is reasonably contesting such Third Party Claim in good faith, then the Indemnified Party shall not pay or settle such Third Party Claim unless the Indemnified Party waives any right to indemnity by the Responsible Party for any and all Losses related to such Third Party Claim (unless the Responsible Party shall have consented to such payment or settlement). If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of a Notice of Claim from the Indemnified Party hereunder that it elects to undertake the defense of such Third Party Claim, then the Indemnified Party shall have the right to contest, and settle or compromise (but any settlement or compromise effected without the consent of the Responsible Party, not to be unreasonably withheld, shall not be conclusive as to the amount of any Losses), such Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. If the Responsible Party assumes the defense of a Third Party Claim, then the Responsible Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of a Third Party Claim unless such settlement, compromise or discharge by its terms (1) obligates the Responsible Party to pay the full amount of Losses, if any, in connection with such Third Party Claim; (2) does not impose any injunctive or other equitable relief against the Indemnified Party; and (3) expressly and unconditionally releases the Indemnified Party from all liabilities with respect to such Third Party Claim.

(b)               All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Parent and the Surviving Corporation shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith and otherwise provide the access and information contemplated by Section 10.3.

Section 10.5         Limitations on Indemnification Obligations.

(a)                Other than with respect to Losses related to Taxes (which shall be governed exclusively by the provisions of Section 7.2), the rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of Section 10.2(a) are subject to the following limitations:

                                                                             (i)            the Purchaser Indemnitees shall not be entitled to recover Losses for claims made with respect to breaches of the Non-Fundamental Representations pursuant to Section 10.2(a)(i) until the total amount which the Purchaser Indemnitees would recover under Section 10.2(a)(i) exceeds $5,000,000 (the “Deductible”), in which case the Purchaser Indemnitees shall be entitled to recover the aggregate amount of all such Losses in excess of the Deductible;

                                                                            (ii)            subject to Section 10.5(a)(iii), at any given time the Escrow Amount shall be the sole source of recovery with respect to Losses for claims made with respect to Section 10.2(a), and in no event shall the Purchaser Indemnitees be entitled to recover more than the Escrow Amount with respect to such Losses; and

                                                                           (iii)            notwithstanding Section 10.5(a)(ii), until midnight New York time on the 180th day following the Closing (the “180th Day”), the Escrow Amount and the Stock Consideration shall be the sole source of recovery with respect to Losses for claims made with respect to breaches of the Fundamental Representations pursuant to Section 10.2(a)(i) or for claims made pursuant to Section 10.2(a)(iv) or Section 10.2(a)(v), and in no event shall the Purchaser Indemnitees be entitled to recover more than the Escrow Amount plus the Stock Consideration (valued at the Current Parent Market Price) with respect to such Losses, and any claims made after the 180th Day for such Losses shall be subject to the limitations in Section 10.5(a)(ii).

(b)               The rights of the Seller Indemnitees to indemnification pursuant to the provisions of Section 10.2(b) are subject to the following limitations:

                                                                             (i)            the Seller Indemnitees shall not be entitled to recover Losses for claims made with respect to breaches of the Non-Fundamental Representations pursuant to Section 10.2(b)(i) until the total amount which the Purchaser Indemnitees would recover under Section 10.2(b)(i) exceeds the Deductible, in which case the Seller Indemnitees shall be entitled to recover the aggregate amount of all such Losses in excess of the Deductible;

                                                                            (ii)            the Seller Indemnitees shall not be entitled to recover Losses for claims made pursuant to Section 10.2(b) in excess of an amount equal to the Cap; and in no event shall the Seller Indemnitees be entitled to recover more than the Cap with respect to Losses (provided that the foregoing shall not limit Parent’s obligations to pay the Merger Consideration pursuant to Section 2.12(a)).

Section 10.6         Limitation on Consequential Damages, Etc.; Certain Other Restrictions on Indemnification.

(a)                No Party shall be liable for any punitive, special, consequential, lost profits, diminution in value, incidental, indirect or exemplary damages or Losses based thereon (other than those actually paid to a third party as part of a Third Party Claim).

(b)               Notwithstanding any provision of this Agreement to the contrary, no Purchaser Indemnitee or Seller Indemnitee shall have any right to indemnification under this Article 10 or Section 7.2 with respect to any Losses to the extent that such Losses are duplicative of Losses that have previously been recovered by such Purchaser Indemnitee or Seller Indemnitee under Section 2.10(b)(ii), Section 7.2 or this Article 10.

(c)                The amount of any and all Losses for which indemnification is provided under this Article 10 shall be determined net of (i) any amounts actually recovered by the Purchaser Indemnitees or Seller Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of the present value of any increases in premiums and net of any costs of collection, deductibles, retroactive premium adjustment, reimbursement obligation or other cost resulting from making any claim thereunder, and (ii) any Tax benefits actually realized in cash by the Purchaser Indemnitees or Seller Indemnitees in connection with the payment or incurrence of such Losses.

(d)               Subject to Section 10.5(a) and Section 10.5(b), the amount of Losses that may be recovered by the Purchaser Indemnitees or the Seller Indemnitees pursuant to any and all claims made under this Agreement shall be limited, individually and in the aggregate, to the Merger Consideration, other than in the case of fraud.

(e)                The Indemnified Parties irrevocably waive any and all rights that they may have to make claims (other than with respect to fraud) against the Indemnifying Parties under statutory and common law as a result of any Losses with respect to this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Article 10.

Section 10.7         No Contribution. No Responsible Party or any of its employees or agents shall have any right of contribution, right of indemnity or other right or remedy against the Company or its Subsidiaries in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

Section 10.8         Manner of Payment; Escrow.

(a)                Any indemnification of the Purchaser Indemnitees pursuant to this Article 10 shall be effected by (i) wire transfer of immediately available funds from the Cash Escrow Amount to an account designated in writing by the applicable Purchaser Indemnitees and (ii) delivery of Escrow Shares (then remaining in the Escrow Account) equal in value (valued at the Current Parent Market Price) to the amount of the indemnification owed by the Sellers, within 15 days after the determination thereof, pro rata in amount to the Escrow Shares and Cash Escrow Amount contributed to the Escrow Account. Any indemnification of the Seller Indemnitees pursuant to this Article 10 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Seller Indemnitees, as the case may be, within 15 days after the determination thereof. Notwithstanding the foregoing, any indemnification owed by the Sellers to the Purchaser Indemnitees with respect to Losses for claims made with respect to breaches of the Fundamental Representations pursuant to Section 10.2(a)(i) or for claims made pursuant to Section 10.2(a)(iv) or Section 10.2(a)(v) on or prior to the 180th Day (1) shall also be satisfied by recourse to the Stock Consideration in addition to the Escrow Amount, (2) shall not be extinguished after the 180th Day to the extent a Notice of Claim shall have been delivered by Parent on or prior to the 180th Day and (3) shall result in an extension of the Lock-Up Period (as defined in the Stockholders Agreement) with respect to a number of shares of Parent Common Stock (valued at the Current Parent Market Price) necessary to satisfy such claims equal to the amount of Losses described in the Notice of Claim until such time as the claim in respect of such Losses shall have finally been resolved.

(b)               Any funds or Escrow Shares remaining in the Escrow Account as of the Release Date (other than the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made and not fully resolved prior to such date) shall be released to the Representative (on behalf of the Sellers, to be distributed to the Sellers in such amounts as are designated in the Merger Consideration Allocation Schedule). At any time following the Release Date, to the extent the funds and Escrow Shares held in the Escrow Account exceed the aggregate amount (valuing such Escrow Shares at the Current Parent Market Price) claimed by the Purchaser Indemnitees pursuant to claims made prior to the Release Date, and not fully resolved prior to the time of determination, the excess funds and Escrow Shares shall be promptly released to the Representative (on behalf of the Sellers, to be distributed to the Sellers in such amounts as are designated in the Merger Consideration Allocation Schedule).

(c)                The Representative and the Surviving Corporation shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided herein. Except as otherwise required pursuant to Applicable Law, for all Tax purposes, Parent shall be treated as the owner of the Cash Escrow Amount in the Escrow Account and Sellers shall be treated as the owners of the Escrow Shares, and shall have voting and dividends rights with respect to the Escrow Shares; provided, that, Parent shall be entitled to 40% of the interest and other earnings with respect to the Cash Escrow Amount in the Escrow Account.

Section 10.9         Exclusive Remedy. Except (i) in the case of fraud, (ii) with respect to Tax matters (which shall be governed exclusively by Section 7.2), and (iii) with respect to the matters covered by Section 2.10(b), and (iv) in the case where a Party seeks to obtain specific performance of any term or provision of this Agreement, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy for the Parties with respect to Section 10.2(a) or Section 10.2(b).

Section 10.10 TRT Earnout Amount. To the extent, and only to the extent, that the Company actually pays all or a portion of the TRT Earnout Amount (such amount or such portion, the “Actual TRT Earnout Payment”) to the recipients of the TRT Earnout, in accordance with the terms of the TRT Earnout, then promptly following the later of the last day that any payments would be required to be paid under the TRT Earnout and the resolution of any disputes concerning the TRT Earnout between the Company and the recipients of the TRT Earnout, Parent shall make an additional cash payment equal to the difference of (x) the TRT Earnout Amount minus (y) Actual TRT Earnout Payment, to the Sellers in accordance with their Pro Rata Shares promptly following the date that the Company pays the Actual TRT Earnout Payment to the recipients of the TRT Earnout.

Article 11
REPRESENTATIVE OF THE SELLERS

Section 11.1         Authorization of Representative.

(a)                The Sellers irrevocably appoint, authorize and empower Jason Chapnik to act as a Representative, for the benefit of the Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

                                                                            (i)            to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

                                                                            (ii)            to execute and deliver such waivers, modifications, amendments and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

                                                                          (iii)            to collect and receive all moneys and other proceeds and property payable to the Representative or the Sellers from the Surviving Corporation or the Escrow Account as described herein, and, subject to any applicable withholding retention laws, and net of any fees and out-of-pocket expenses incurred by the Representative, the Representative shall disburse and pay the same to each of Sellers to the extent of such Seller’s Pro Rata Share;

                                                                          (iv)            as the Representative, to enforce and protect the rights and interests of Sellers (including the Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article 10 hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement or this Agreement, including actions in connection with the determination of the Estimated Cash Merger Consideration and the Final Cash Merger Consideration (and the resolution of any working capital disputes) for and on behalf of Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub or the Surviving Corporation, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any federal, state or local Governmental Entity against the Representative or any of Sellers, the Escrow Funds, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

                                                                            (v)            to refrain from enforcing any right of any Seller or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is in writing signed by the Representative; and

                                                                          (vi)            to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)               All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date or any termination of this Agreement or the Escrow Agreement.

(c)                Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon Sellers.

(d)               The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Merger.

(e)                The Representative will not be liable to the Sellers for any act taken or omitted by it under this Agreement and the transactions contemplated hereby, except is such act is taken or omitted in bad faith. The Sellers shall indemnify and hold harmless the Representative against any losses, liabilities or expenses resulting from its role as Representative.

(f)                Any resignation by the Representative shall not be effective until a new Representative shall be appointed by Sellers who comprise a majority of the Pro Rata Shares and have confirmed his, her or its acceptance of such appointment in writing to Parent.

(g)                The Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder, and the Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about Parent, the Surviving Corporation or any Indemnified Party to anyone (except to the Indemnifying Parties or the Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to provide such access or information if it determines, following advice from outside counsel, that doing so would jeopardize the protection of attorney-client privilege. The Representative shall enter into a separate customary confidentiality agreement prior to being provided access to such information if reasonably requested by Parent.

Section 11.2         Expense Fund. At the Closing, the Company will wire transfer to the Representative an amount equal to $250,000 (the “Expense Fund”), which the Representative will use solely for the purpose of paying directly, or reimbursing the Representative for, any third party expenses incurred by the Representative pursuant to this Agreement. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative will hold the funds in the Expense Fund separate from its other funds, will not use such funds for its operating expenses or any other purposes and will not voluntarily make the Expense Fund available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the release in full of the Escrow Funds, the Representative will deliver the balance of the Expense Fund to the Paying Agent (or such other entity selected by Parent) for further distribution to the Sellers and among them in proportion to their respective Pro Rata Share. The Expense Fund shall be considered a Seller Expense.

Article 12
MISCELLANEOUS

Section 12.1         Entire Agreement; Assignment. This Agreement (including the schedules, the Ancillary Documents and the Confidentiality Agreement) (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Parent, Merger Sub and the Representative; provided, that Parent and Merger Sub may assign this Agreement or any rights or obligations hereunder to any of their respective Affiliates; provided, further, that any assignment pursuant to the preceding proviso shall not relieve Parent and Merger Sub of any obligation under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.1 shall be void.

Section 12.2         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by email (provided, that such email states that it is a notice delivered pursuant to this Section 12.2), facsimile or by reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, by email, by facsimile or one day after being sent by overnight courier, to the other Parties as follows:

To Parent or Merger Sub (and also, following the Closing, to the Company):

Dealertrack Technologies, Inc. or Derby Merger Corp.

1111 Marcus Avenue, Suite M04

Lake Success, NY 11042

Attention: General Counsel

Facsimile: (516) 908-4958

Email: gary.papilsky@dealertrack.com

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Paul Scrivano, Esq.

Facsimile: (212) 326-2061

Email: pscrivano@omm.com

To the Company (prior to the Closing):

Dealer Dot Com, Inc.

1 Howard Street

Burlington, VT 05401

Attention: Chief Executive Officer

Facsimile: (802) 540-1424

Email: rick@dealer.com

with a copy (which shall not constitute notice to the Company or the Representative) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1700 K Street NW, Fifth Floor

Washington, DC 20006

Attention: Robert D. Sanchez

Daniel S. Peale

Facsimile: (202) 973-8899

Email: rsanchez@wsgr.com

dpeale@wsgr.com

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Bradley L. Finkelstein

Facsimile: (650) 493-6811

Email: bfinkelstein@wsgr.com

To the Representative:

Jason Chapnik c/o Intercapital Financial Limited

33 Strathearn Road

Toronto, Ontario M6C 1R2

Fax: Separately supplied

Email: jason@chapnik.com

or to such other address as the Party to whom notice is given may have previously furnished to the other Parties in writing in the manner set forth above.

Section 12.3         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles of such State that would cause the laws of another state to apply.

Section 12.4         Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 12.5         Construction; Interpretation.

(a)                The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

(b)               The table of contents and headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                No Party or its counsel shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

(d)               Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes,” “including” and “inclusive of” shall be deemed to be followed by the words “without limitation”; (v) the word “will” shall be construed to have the same meaning as the word “shall”; (vi) the phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”; (vii) the word “or” is used in the inclusive sense of “and/or”; and (viii) the terms “or,” “any” and “either” are not exclusive.

(e)                References to any statute shall be deemed to refer to such statue as amended from time to time and any rules or regulations promulgated thereunder. References to any agreement or Contract shall be to that agreement or Contract as amended, modified or supplemented from time to time.

(f)                Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning.

(g)                All accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

(h)               References to any Section or subsection without attribution to another document shall mean and refer to the indicated Section of subsection of this Agreement.

(i)                 The measure of a period of one month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(j)                 References to any Person shall include the successors and permitted assigns of that Person.

(k)               No summary of this Agreement or any Schedule or Exhibit (including the Company Disclosure Schedule or the Parent Disclosure Schedule) delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such Schedule or Exhibit.

(l)                 The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 12.10 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other.

(m)             For purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions will mean that the Company has: (i) posted such materials to the electronic data room maintained by the Company at http://www.merrillcorp.com and has given Parent and its representatives access to the materials so posted not less than 24 hours prior to the execution and delivery of this Agreement; (ii) set forth such materials in the Company Disclosure Schedules; or (iii) otherwise made such materials available in writing to Parent not less than 24 hours prior to the execution and delivery of this Agreement.

Section 12.6         Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 12.7         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.14 and Article 10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that each Debt Financing Source is an intended third party beneficiary of Section 9.3, Section 12.7, Section 12.9, Section 12.12 and Section 12.13.

Section 12.8         Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 12.9         Amendment. Prior to the Effective Time, subject to Applicable Law (including the DGCL) and Section 12.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub, the Company and the Representative (on behalf of the Sellers). After the Effective Time, subject to Applicable Law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 12.9 shall be void. Notwithstanding anything to the contrary contained herein, Section 9.3, Section 12.7, Section 12.9, Section 12.12 and Section 12.13 and this Section 12.9 may not be modified or amended in a manner that is adverse in any material respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 12.10     Extension; Waiver. At any time prior to the Closing, the Company or the Representative (in each case on behalf of itself and Sellers) may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and the Sellers contained herein or in any document, certificate or writing delivered by the Company or Sellers pursuant hereto or (iii) waive compliance by the Company and the Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.11     Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, ..gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.

Section 12.12     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

Section 12.13     Jurisdiction and Venue. Each of the Parties submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County (and any appellate court thereof), and any federal court sitting in Wilmington, Delaware (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, agrees that all claims in respect of the action or proceeding may be heard and determined in any Chosen Court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Notwithstanding the foregoing, no Party will bring any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, anywhere other than in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York.

Section 12.14     Specific Performance. Subject to the penultimate sentence of this Section 12.14, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions (including by refusing to consummate the Merger in violation of this Agreement). Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the parties hereto to consummate the Closing in accordance with Section 2.2) in the Chosen Courts without proof of damages or otherwise, and that such relief may be sought in addition to and shall not limit, diminish, or otherwise impair, any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company or any Company Related Party to seek an injunction, specific performance or other equitable remedies in connection with enforcing (i) Parent’s obligation to use its reasonable best efforts to cause the Debt Financing to be funded to fund the Merger (including using its reasonable best efforts to enforce the provisions of the Debt Commitment Letters through a Proceeding) and (ii) Parent’s and Merger Sub’s obligation (subject to the condition that the Debt Financing has been funded or will be funded at the Closing) to consummate the Merger and the Closing, in each case, shall be subject to the satisfaction of the following conditions: (A) all conditions in Section 8.1 and Section 8.2 are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing is required to occur pursuant to Section 2.2; (B) all of the conditions to the consummation of the Debt Financing provided for in the Debt Commitment Letters have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the time of funding or conditions that failed to be satisfied as a result of a breach by any Debt Financing Source); and (C) the Company is ready, willing and able to consummate the Closing and confirms it will take such actions within its reasonable control to cause the Closing to occur. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (A) the other parties hereto have an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PARENT:

DEALERTRACK TECHNOLOGIES, INC.

By:
Name:
Title:

MERGER SUB:

DERBY MERGER CORP.

By:
Name:
Title:

COMPANY:

DEALER DOT COM, INC.

By:
Name:
Title:

REPRESENTATIVE:

JASON CHAPNIK

By:
Name:
Title:

Signature Page – Merger Agreement

WITH RESPECT TO Section 2.8, Section 2.9, Section 2.10, Article 5, SECTION 7.2(a), Section 7.9, Section 7.16, Section 9.3, Article 10, Article 11 and Article 12 ONLY:

SELLERS:

MPL (CAYMAN) LP

By:	MPL (Cayman) GP Ltd,
its General Partner

By:
Name:
Title:

INTERCAPITAL FINANCIAL LIMITED

By:
Name:
Title:

ACCEL GROWTH FUND, L.P.

By:	Accel Growth Fund Associates L.L.C.,
its General Partner

By:
Name: Richard Zamboldi
Title: Attorney-in Fact

ACCEL IX L.P.

By:	Accel IX Associates L.L.C.,
its General Partner

By:
Name: Richard Zamboldi
Title: Attorney-in Fact

ACCEL GROWTH FUND INVESTORS 2011 L.L.C.,

By:
Name: Richard Zamboldi
Title: Attorney-in Fact

ACCEL GROWTH FUND STRATEGIC PARTNERS L.P.

By:	Accel Growth Fund Associates L.L.C.,
its General Partner

By:
Name: Richard Zamboldi
Title: Attorney-in Fact

ACCEL IX, STRATEGIC PARTNERS L.P.

By:	Accel IX Associates L.L.C., its General Partner

By:
Name: Richard Zamboldi
Title: Attorney in fact

ACCEL INVESTORS 2010 (B) L.L.C.,

By:
Name: Richard Zamboldi
Title: Attorney-in Fact

Signature Page – Merger Agreement

WITH RESPECT TO Section 2.8, Section 2.9, Section 2.10, Article 5, SECTION 7.2(a), Section 7.9, Section 7.16, Section 9.3, Article 10, Article 11 and Article 12 ONLY:

SELLERS:

KLASS CAPITAL FUND I, L.P.

By:	Klass Capital Corp,
its General Partner

By:
Name: Daniel Klass

Signature Page – Merger Agreement

WITH RESPECT TO Section 2.8, Section 2.9, Section 2.10, Article 5, SECTION 7.2(a), Section 7.9, Section 7.16, Section 9.3, Article 10, Article 11 and Article 12 ONLY:

SELLERS:

Mark Bonfigli

Rick Gibbs

Ryan Dunn

Mike Lane

James LaScolea

Signature Page – Merger Agreement

Exhibit A

Form of Joinder

See attached.

Exhibit B

Example Statement of Closing Working Capital

See attached.

Exhibit B-1

Other Debt-Like Item

See attached.

Exhibit C

Form of Letter of Transmittal

See attached.

Exhibit D

Form of Stockholders Agreement

See attached.

Exhibit E

Form of Escrow Agreement

See attached.